Exhibit 4.1

DEBTOR-IN-POSSESSION LOAN AGREEMENT

THIS DEBTOR-IN-POSSESSION LOAN AGREEMENT, dated as of August 9, 2013, is by and among GLOBAL AXCESS CORP., a Nevada corporation ("Global Axcess"), NATIONWIDE MONEY SERVICES INC., a Nevada corporation ("NMS"), NATIONWIDE NTERTAINMENT SERVICES, INC., a Nevada corporation ("NNS"), EFT INTEGRATION, INC., a Florida corporation ("EFT"); together with Global Axcess, NMS and NNS, collectively, the "Borrowers" and each a "Borrower"), and Fifth Third Bank, an Ohio banking corporation ("DIP Lender").

PREAMBLE

WHEREAS, Borrowers have requested that DIP Lender extend post-petition term and revolving credit facilities and other secured financial accommodations to Borrowers (i) to fund general corporate purposes relating to post-petition operations, (ii) to pay fees and expenses that comprise part of the Indebtedness, including without limitation all professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses) incurred by DIP Lender, including those incurred in connection with the preparation, negotiation, documentation and court approval hereof (whether incurred before or after the date of the commencement of the Bankruptcy Case), (iii) to repay certain other prepetition claims as may be permitted by the Bankruptcy Court pursuant to "first day" orders, if any, satisfactory to DIP Lender, (iv) to repay the Prepetition Debt, and (v) to provide for ongoing debtor-in-possession working capital needs; and for these purposes, DIP Lender is willing to make certain post-petition loans and other extensions of credit to Borrowers in an amount and subject to the terms and conditions set forth herein; and

WHEREAS, Borrowers desire to secure all of the Indebtedness by a grant of superpriority status with respect to the Indebtedness pursuant to Section 364(c)(1) of the Bankruptcy Code and Security Interests pursuant to Sections 364(c)(2), 364(c)(3) and 364(d) (in each case more fully described and subject to any applicable limitations set forth in this Agreement and the Financing Orders).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1:
AGREEMENTS REGARDING THE DIP LOANS

Section 1.1           DIP Loans

(a)          DIP Term Loans.

(i)          DIP Term Loan A. On the terms and subject to the conditions set forth herein, DIP Lender hereby agrees to make to Borrowers, on the first Business Day after the entry of an Interim Financing Order authorizing the same, a term loan in an original principal amount equal to $7,578,233.00 (such loan, the "DIP Term Loan A"). Proceeds of such DIP Term Loan A shall be used solely to repay the Prepetition Leasing Obligations. Portions of the DIP Term Loan A which are repaid or prepaid by Borrowers, in whole or in part, may not be reborrowed. Each Borrower agrees that, upon the request of DIP Lender, each Borrower will execute and deliver to DIP Lender a DIP Term A Note to evidence DIP Lender's DIP Term Loan A, in the principal amount of the DIP Term Loan A.

(ii)         DIP Term Loan B. On the terms and subject to the conditions set forth herein, Lender hereby agrees to make to Borrowers a term loan in an original principal amount equal to $5,150,931.58 (such loan, the "DIP Term Loan B") on the first Business Day after the entry of the Final Financing Order authorizing and approving the extension of such DIP Term Loan B. Proceeds of such DIP Term Loan B shall be used solely to repay the Prepetition Term Obligations. Portions of the DIP Term Loan B which are repaid or prepaid by Borrowers, in whole or in part, may not be reborrowed. Each Borrower agrees that, upon the request of DIP Lender, each Borrower will execute and deliver to DIP Lender a DIP Term B Note to evidence DIP Lender's DIP Term Loan B, in the principal amount of the DIP Term Loan B.

(b)          DIP Revolver Commitment; DIP Revolver Loans.

(i)           Conversion of Postpetition Advances; DIP Revolver Commitment.

(A)          Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of each Borrower herein set forth, DIP Lender hereby agrees, subject to the limitations set forth below with respect to the maximum amount of DIP Revolving Loans permitted to be outstanding from time to time hereunder and with respect to the Budget, to lend to Borrowers from time to time during the period from the Closing Date to but excluding the Final Maturity Date, DIP Revolver Loans in an aggregate amount outstanding at any time not exceeding the amount of the DIP Revolver Commitment. The aggregate principal amount of DIP Revolver Loans outstanding at any time hereunder shall not exceed, for any week, the principal amount of the DIP Revolver Loans projected to be outstanding during such week as set forth in the Budget for such week.

(B)         The original amount of the DIP Revolver Commitment is Four Million Dollars and No/100 ($4,000,000); provided that the DIP Revolver Commitment shall be reduced from time to time by the amount of any reductions thereto made pursuant to Section 1.11. DIP Lender's DIP Revolver Commitment shall expire on the Final Maturity Date and all DIP Revolver Loans and all other amounts owed hereunder with respect to the DIP Revolver Loans and the DIP Revolver Commitment shall be paid in full no later than such date. Subject to reduction of the DIP Revolver Commitment pursuant to Section 1.11, amounts borrowed under this Section 1.1(b) may be repaid and reborrowed to but excluding the Final Maturity Date, as set forth herein.

(C)         Anything contained in this Agreement to the contrary notwithstanding, the DIP Revolver Loans and the DIP Revolver Commitment shall be subject to the limitation that at no time shall the sum of the Total Utilization of DIP Revolver Commitment and the applicable amount of the accrued and unpaid Carveout at such time exceed the DIP Revolver Commitment then in effect. In furtherance of the foregoing, it is agreed and understood that DIP Lender shall from time to time establish reserves and revise such reserves in its reasonable credit judgment to provide for the dollar-for-dollar reduction in the amount of DIP Revolver Loans which would otherwise be available to Borrowers hereunder, in an amount equal to the Carveout and other Postpetition Charges (as defined in the then applicable Financing Order).

(ii)          Borrowing Mechanics.

(A)          DIP Revolver Loans made on any Funding Date shall be in an aggregate minimum amount of Fifty Thousand Dollars ($50,000) and multiples of Ten Thousand Dollars ($10,000) in excess of that amount, or, if less, the remaining amount available in any week under the Budget for such week. Whenever any Borrower desires that DIP Lender make DIP Revolver Loans, Administrative Borrower shall deliver to DIP Lender a duly executed borrowing notice with an updated determination of borrowing availability no later than 10:00 a.m. (eastern time) at least one (1) Business Day in advance of the proposed Funding Date. In lieu of delivering such notice, Administrative Borrower may give DIP Lender telephonic notice by the required time of any proposed borrowing under this Section 1.1(b); provided that such notice shall be promptly confirmed in writing by delivery of a duly executed borrowing notice to DIP Lender on or before the applicable Funding Date.

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(B)         DIP Lender shall not incur any liability to any Borrower in acting upon any telephonic notice referred to above that DIP Lender believes in good faith to have been given by an officer of Administrative Borrower or other Person authorized to borrow on behalf of any Borrower or for otherwise acting in good faith under this Section 1.1(b), and upon the funding of DIP Revolver Loans by DIP Lender in accordance with this Agreement and pursuant to any such telephonic notice, Administrative Borrower shall have effected DIP Revolver Loans hereunder.

(C)         Administrative Borrower shall notify DIP Lender prior to the funding of any DIP Revolver Loans in the event that any of the matters to which any Borrower is required to certify in the applicable borrowing notice is no longer true and correct as of the applicable Funding Date, and the acceptance by any Borrower of the proceeds of any DIP Revolver Loans shall constitute a re-certification by Borrowers, as of the applicable Funding Date, as to the matters to which any Borrower is required to certify in the applicable borrowing notice.

(iii)         Disbursement of Funds; DIP Revolver Note.

(A)         Upon satisfaction or waiver of the conditions precedent specified in Section 4.2, DIP Lender shall make the proceeds of such DIP Revolver Loans available to Borrowers on the applicable Funding Date by causing an amount of same day funds in dollars to be credited to the following deposit account: [___________] of NMS at DIP Lender.

(B)         Borrowers agree that, upon the request of DIP Lender, Borrowers will execute, joint and severally, and deliver to DIP Lender, a DIP Revolver Note to evidence DIP Lender's DIP Revolver Loans, in the principal amount of DIP Lender's DIP Revolver Commitment and with other appropriate insertions.

Section 1.2           Repayment of DIP Loans. Borrowers may, at any time and from time to time, repay any portion of the outstanding principal balance of the DIP Loans on any Business Day in whole or in part, which payments will be applied in accordance with Section 1.11 of this Agreement. Borrowers shall make a final payment in an aggregate amount equal to the unpaid principal balance of the DIP Loans on the Final Maturity Date.

Section 1.3           Fees and Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrowers shall assume and pay upon demand all out-of-pocket expenses incurred by DIP Lender in connection with the preparation of loan documents, the making of the DIP Loans and the enforcement and administration of the DIP Loans, including without limitation the following: (a) all closing costs, fees, and disbursements; (b) all fees, costs, and expenses of DIP Lender's legal counsel, accountants, advisors and consultants; and (c)  expenses related to any exit or other credit facility provided by DIP Lender or any lenders approved by DIP Lender.

Section 1.4           Recordkeeping. DIP Lender shall record in its records, the date and amount of each DIP Loan made by DIP Lender, and each repayment thereof. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid with respect to such DIP Loan. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of Borrowers hereunder or under any DIP Loan to repay the principal amount of the DIP Loans together with all interest accruing thereon.

Section 1.5           Interest.

(a)          Interest on DIP Loans. The unpaid principal amount of each DIP Loan shall bear interest from the date thereof until the Final Maturity Date (whether by acceleration or otherwise) at a rate equal to LIBOR plus 7.0%.

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(b)          Default Interest. Notwithstanding the above provisions, if an Event of Default is in existence and/or the Final Maturity Date has occurred, all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each and every DIP Loan and all other Indebtedness owing pursuant to this Agreement or any Related Document shall bear interest, payable on demand, at the Default Rate.

(c)          Accrual and Payment of Interest. Interest shall accrue from and including the date of a DIP Loan to, but excluding the date of any prepayment or repayment thereof, and shall be payable in arrears on the first Business Day of each calendar month and on demand after maturity or following an Event of Default.

(d)          Closing Fee. Borrowers agree, jointly and severally, to pay to DIP Lender closing fees equal to (a) one percent (1%) of the sum of the Interim DIP Amount, which closing fee shall be fully earned, non-refundable and payable upon the Closing Date, plus (b) one percent (1%) of the the DIP Term Loan B, which closing fee shall be fully earned, non-refundable and payable upon the entry of the Final Financing Order.

(e)          Computations of Interest and Fees. All computations of interest on all DIP Loans, fees and other amounts owing hereunder shall be made on the actual number of days elapsed over a year of 360 days.

(f)          Maximum Interest Rate. In no event shall the amount of interest paid hereunder, together with all amounts reserved, charged, or taken by DIP Lender as compensation for fees, services, or expenses incidental to the making, negotiation or collection of the DIP Loans evidenced hereby exceed the maximum rate of interest on the unpaid balance hereof allowable by applicable law. If any sum is collected in excess of the applicable maximum rate, the excess collected shall be applied to reduce the principal amount of the Indebtedness.

Section 1.6           [Intentionally Omitted.]

Section 1.7           Mandatory Prepayments. Borrowers (or, in the case of subsection (b) below, if DIP Lender is holding the proceeds of insurance or condemnation as additional collateral pursuant hereto or any Related Document, DIP Lender) shall make a prepayment of the DIP Loans upon the occurrence of any of the following, at the following times and in the following amounts:

(a)          Immediately upon the closing of any sale, transfer or other disposition by any Borrower of any asset, in an amount equal to one hundred percent (100%) of the cash proceeds of such sale, transfer or other disposition, net of the costs and expenses of disposition, including commissions, taxes, legal fees and expenses and other transactions costs, consented to, in writing, by DIP Lender;

(b)          Within two (2) days after the receipt of any insurance or condemnation proceeds (or other similar recoveries) by any Borrower or by DIP Lender (to the extent DIP Lender is holding the insurance or condemnation proceeds as additional collateral pursuant hereto or any Related Document) from any casualty loss incurred by such Borrower or condemnation of property, in an amount equal to one hundred percent (100%) of such insurance or condemnation proceeds (or other similar recoveries) net of any collection expenses;

(c)          Within two (2) days after the receipt of any proceeds from the issuance of any equity interests by any Borrower, in an amount equal to one hundred percent (100%) of such proceeds, net of the costs and expenses of the transaction, including commissions, taxes, legal fees and expenses and other transactions costs, consented to, in writing, by DIP Lender; and

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(d)          Within two (2) days after the receipt of any proceeds from the incurrence of any indebtedness by any Borrower, in an amount equal to one hundred percent (100%) of such proceeds, net of the costs and expenses of the transaction, including commissions, taxes, legal fees and expenses and other transactions costs, consented to, in writing, by DIP Lender.

The proceeds of such mandatory prepayments shall be applied to Indebtedness as set forth in Section 1.11.

Section 1.8           Term. This Agreement shall continue until all Indebtedness of Borrowers to DIP Lender has been performed in full and the parties terminate this Agreement in writing or this Agreement is terminated by DIP Lender as otherwise provided for herein.

Section 1.9           Requirements of Law.

(a)          Increased Costs. In the event that at any time or from time to time after the date hereof any new or changed law, rule, regulation or directive or any new or changed interpretation or application thereof by any Governmental Authority charged with the administration or interpretation thereof, or compliance by DIP Lender or any participant with any request or directive (whether or not having the force of law) received from any central bank or monetary authority or other Governmental Authority after the date hereof:

(i)          does or shall subject DIP Lender or such participant to any tax of any kind whatsoever or change therein with respect to this Agreement or the DIP Loans hereunder, or change the basis of taxation of payments to DIP Lender or such participant of principal or interest or any other amount payable hereunder (except for changes in the rate of tax on the overall net income of DIP Lender or such participant);

(ii)         does or shall impose, modify or hold applicable or change any reserve. (including, without limitation, basic, supplemental, marginal and emergency reserves), special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of DIP Lender or such participant; or

(iii)        does or shall impose on DIP Lender or such participant any other condition, or change therein, and the result of any of the foregoing is to increase the net cost to DIP Lender or such participant of making, committing to make, renewing, converting or maintaining a DIP Loan or to reduce any net amount receivable thereunder, then, in any such case, Borrowers shall promptly pay to DIP Lender, upon its demand, such additional amount which will compensate DIP Lender for such additional cost or reduced amount receivable which DIP Lender seems to be material, as determined by the DIP Lender, with respect to this Agreement or the DIP Loans hereunder.

For purposes of this Section 1.9(a), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a new or changed law after the date hereof regardless of the date enacted, adopted or issued.

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(b)          Capital Adequacy. In the event that after the date hereof DIP Lender or any participant shall have determined that the adoption of any law, rule, regulation or guideline regarding capital adequacy, or any change therein or in the interpretation or application thereof by any Governmental Authority charged with the administration or interpretation thereof or compliance by DIP Lender or such participant with any request or directive regarding capital adequacy (whether or not having the force of law) from any central bank or Governmental Authority including, without limitation, the issuance of any final rule, regulation or guideline, does or shall have the effect of reducing, the rate of return on DIP Lender's or participant's or their respective holding company's capital as a consequence of its obligations hereunder to a level below that which DIP Lender or such participant could have achieved but for such adoption, change or compliance (taking into consideration DIP Lender's or participant's policies with respect to capital adequacy) by any amount deemed by DIP Lender to be material, then from time to time, within fifteen (15) days after demand by DIP Lender, Borrowers shall either repay the DIP Loans in full without penalty or pay to DIP Lender such additional amount or amounts as will compensate DIP Lender or such participant for such reduction. For purposes of this Section 1.9(b), the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith shall be deemed to be an adoption of a law after the date hereof regardless of the date enacted, adopted or issued.

(c)          Notice. If DIP Lender becomes entitled to claim any additional amounts pursuant to this Section 1.9 (on its own behalf or on behalf of any participant), it shall notify Borrowers thereof within thirty (30) days after DIP Lender becomes aware of the nature and extent of such claim or, in any event, within a reasonable time thereafter; provided, however, failure of DIP Lender to give such notice pursuant to this Section 1.9 shall not relieve Borrowers of any of their obligations hereunder. A certificate as to any additional amounts payable pursuant to this Section 1.9 submitted by DIP Lender to Borrowers shall be conclusive absent manifest error. Such certificate shall outline in reasonable detail the computation of any amounts claimed by it under this Section 1.9 and the assumptions underlying such computation. DIP Lender shall not, however, be required to disclose, in such certificate or otherwise, any proprietary or confidential information.

Section 1.10         Setoff.

(a)          Subject only to the terms of the applicable Financing Order, Borrowers agree that, upon the occurrence and during the continuance of any Event of Default, DIP Lender is hereby authorized, at any time and from time to time, without notice to Borrowers, (i) to set off against and to appropriate and apply to the payment of any and all Indebtedness (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts which DIP Lender is obligated to pay over to Borrowers (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced), and (ii) pending any such action, to the extent necessary, apply such funds pursuant to Section 1.11, and to dishonor any and all checks and other items drawn against any deposits so held, as DIP Lender in its sole discretion may elect.

(b)          The rights of DIP Lender under this Section 1.10 are in addition to all other rights and remedies which DIP Lender may otherwise have hereunder or in law or equity.

Section 1.11         Application of Payments and Proceeds of Collateral. Except to the extent otherwise agreed by DIP Lender to be used by Borrowers as cash collateral in the Bankruptcy Case, all monies received by DIP Lender pursuant to this Agreement (including, without limitation under Sections 1.2 and 1.7 of this Agreement) and all proceeds of Collateral received by DIP Lender shall be applied as set forth in the then applicable Financing Order.

Until checks and other instruments delivered to DIP Lender in payment or on account of Borrowers' obligations and the Indebtedness are actually paid to DIP Lender, Borrowers agree that such items constitute conditional payment only. For purposes of this Agreement, all payments on the DIP Loans or other amounts due under this Agreement or any Related Document shall be made in immediately available funds prior to 12:30 p.m. (eastern time) on the day when due. If such payments or other amounts due are received by DIP Lender on a day other than a Business Day or after 12:30 p.m. (eastern time) on a Business Day, such payments or other amounts shall be deemed to be applied by DIP Lender on account of the Indebtedness on the next Business Day following receipt in DIP Lender's account. Notwithstanding anything to the contrary in this Section 1.11, from and after the occurrence of an Event of Default, DIP Lender may apply, unapply and reapply amounts in its discretion; provided that such applications are in accordance with the then applicable Financing Order.

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Section 1.12         Right to Debit Accounts. Each Borrower hereby irrevocably authorizes and instructs DIP Lender, at its option, to direct debit any of such Borrower's operating accounts, deposit accounts or other accounts with DIP Lender to pay any and all Indebtedness when due hereunder, including, without limitation, interest, fees, costs and expenses due hereunder with respect to the DIP Loans, all of the foregoing to be done at DIP Lender's sole option. Without limiting the foregoing, any payments and other amounts owing hereunder or under any DIP Note may be initiated by DIP Lender in accordance with the terms of this Agreement and the applicable DIP Note from Borrowers' accounts through BillPayer 2000®. Borrowers hereby authorize DIP Lender to initiate such payments from Borrowers' accounts maintained with DIP Lender. Borrowers acknowledge and agree that use of BillPayer 2000® shall be governed by the BillPayer 2000® Terms and Conditions, a copy of which Borrowers acknowledge receipt. Borrowers further acknowledge and agree to maintain payments hereunder through BillPayer 2000® throughout the term of this Agreement. If BillPayer 2000® is cancelled at any time, Borrowers may be required to pay DIP Lender the then current amount of the difference between DIP Lender's customary Note Processing Fee and the discounted Note Processing Fee received by Borrowers in consideration of its use of BillPayer 2000®.

Section 1.13         Use of Proceeds of DIP Loans. The proceeds of any DIP Loans shall be applied by Borrowers in accordance with the terms of the Interim Financing Order, the Final Financing Order and the Budget, and in accordance with the terms described herein, (i) to fund general corporate purposes relating to post-petition operations; (ii) after the effective date of the Interim Financing Order, to refinance the Prepetition Leasing Obligations; (iii) after the effective date of the Final Financing Order, to refinance the Prepetition Term Obligations then outstanding; (iv) to pay (a) all amounts due to DIP Lender as provided hereunder, (b) Allowable 506(b) Amounts and (c) all professional fees and expenses (including legal, financial advisor, appraisal and valuation-related fees and expenses) incurred by DIP Lender, including those incurred in connection with the preparation, negotiation, documentation and court approval hereof (whether incurred before or after the date of the commencement of the Bankruptcy Case); (v) to repay certain other prepetition claims as may be permitted by the Bankruptcy Court pursuant to "first day" orders, if any, satisfactory to DIP Lender; and (vi) to provide for ongoing debtor-in-possession working capital needs.

SECTION 2:
BORROWERS' REPRESENTATION AND WARRANTIES

Section 2.1           Representations and Warranties. Each Borrower represents and warrants to DIP Lender as of the date of this Agreement, as of the date of each disbursement of each DIP Loan and as of any date otherwise provided in the Agreement or any Related Document:

(a)          Organization. Each Borrower (i) is an organization which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, (ii) has the full power and authority to own its properties and to transact the businesses in which it is presently engaged or presently proposes to engage, (iii) is duly qualified and is in good standing in all jurisdictions where it conducts business, and (iv) except as set forth on Schedule 2.1(a), has no subsidiaries and is not a party to any partnership agreement or joint venture agreement.

(b)          Authorization. The execution, delivery, and performance of this Agreement and all Related Documents by each Borrower have been duly authorized by all necessary organizational action by such Borrower, do not require the consent or approval of any other Person, regulatory authority or governmental body, other than in connection with the Bankruptcy Case, and do not conflict with, result in a violation of, or constitute a default under (i) any provision of its articles of incorporation or organization, or bylaws or operating agreement, or any agreement or other instrument binding upon such Borrower or (ii) any law, governmental regulation, court decree, or order applicable to such Borrower.

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(c)          Compliance with Law; Governmental Approvals and Permits; Licenses. Each Borrower (i) is in compliance with all applicable provisions of law, and (ii) to the extent required by applicable law, has, and is current and in good standing with respect to, all governmental approvals, permits, certificates, inspections and consents necessary to continue to conduct its operations as heretofore conducted and to own or lease and operate the property now owned or leased by it. No Borrower is a party to or subject to any agreement or restriction that may have a material adverse effect on such Borrower's business, properties or prospects. Each Borrower has all authorizations, patents, trademarks, copyrights and other rights necessary to advantageously conduct its business. Such franchises, authorizations, patents, trademarks, copyrights and other rights are all in full force and effect and are not in known conflict with the rights of others. Each Borrower has obtained any and all licenses, permits, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business. Each Borrower possesses adequate licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names to continue to conduct its business as heretofore conducted by it, without any conflict with the rights of any other Person. Such licenses, patents, patent applications, copyrights, trademarks, trademark applications, and trade names are in full force and effect and none of the foregoing are in known conflict with the rights of others.

(d)          Solvency. Each Borrower has sufficient capital to carry on all operations and transactions in which it engages or is about to engage and is administratively solvent.

(e)          Financial Statements; Material Adverse Change; Projections. Except as disclosed in writing by any Borrower to DIP Lender, all financial data and other information furnished by such Borrower to DIP Lender will be taken from the books and records of such Borrower and are true, accurate and correct in all material respects. The Financials fairly present the assets, liabilities and financial condition and results of operations of Borrowers described therein as of the dates thereof and were prepared on a basis consistent with the preparation of Borrowers' financial statements for prior periods; there are no omissions or other facts or circumstances which are or may be material as of the date of the Financials, and there has been no material and adverse change in the Collateral, assets, liabilities or financial condition of Borrowers since the date of the Financials; there exist no outstanding advances to any Person not reflected in the Financials; except as set forth in the Financials, there are no actions or proceedings which are pending, or, to the best of each Borrower's knowledge, threatened against Borrowers; to the best of such Borrower's knowledge, there are no actions or proceedings which are pending or threatened against any other Person which might result in any material adverse change in such Borrower's financial condition or materially and adversely affect its operations, its assets or the Collateral; except as stated in the Financials, no Borrower has any other liabilities and has not guaranteed the obligations of any other Person. Any financial projections delivered to DIP Lender by or on behalf of any Borrower were, at the time of delivery to DIP Lender, reasonable forecasts based upon good business judgment and all facts and information known to such Borrower and its consultants.

(f)          No Default. Other than as a result of the commencement of the Bankruptcy Case, no Borrower is in default, nor, to the best of any Borrower's knowledge, is any third party in default, under or with respect to any contract, agreement, lease or other instrument to which such Borrower is a party. No Unmatured Default or Event of Default has occurred and is continuing.

(g)          Legal Effect. This Agreement and all of the Related Documents constitute legal, valid and binding obligations of each Borrower enforceable against such Borrower in accordance with their respective terms in all applicable jurisdictions.

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(h)          Properties. Each Borrower has good and marketable title to the assets reflected on the most recent balance sheet submitted to DIP Lender, free and clear from all Security Interests, claims and other encumbrances, except for: (i) current taxes and assessments not yet due and payable, (ii) Security Interests and encumbrances, if any, reflected or noted on such balance sheet or notes thereto and set forth on Schedule 2.1(h), (iii) assets disposed of in the ordinary course of business, (iv) any Security Interests granted to DIP Lender to secure the repayment or performance of the Indebtedness, and (v) any Security Interests granted to Prepetition Lender to secure the repayment or performance of the Prepetition Loan Obligations and to Prepetition Lessor to secure the repayment or performance of the Prepetition Leasing Obligations. All of each Borrower's properties are titled in such Borrower's legal name. Each Borrower has authority to encumber the Collateral in the manner and form herein provided. Each Borrower shall defend and protect the Collateral against and from all claims and demands of all Persons at any time claiming any interest therein adverse to DIP Lender. No financing statement or other document similar in effect covering all or any part of the Collateral is on file in any recording or filing office, other than those identifying DIP Lender as the secured party or as set forth in Schedule 2.l(h).

(i)          Hazardous Substances. The terms "hazardous waste," "hazardous substance," "disposal," "release," and "threatened release," as used in this Agreement, shall have the same meanings as set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, Pub. L No. 99-499 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 49 U.S.C. Section 6901, et seq., or other applicable state or Federal laws, rules, or regulations adopted pursuant to any of the foregoing. The terms "hazardous waste" and "hazardous substance" shall also include, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos. Each Borrower represents and warrants to DIP Lender that: (i) during the period of such Borrower's ownership (whether in its own name or in the name of a land trust owned by such Borrower) or lease of such Borrower's properties, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any hazardous waste or substance by any Person on, under, or about such properties; (ii) there has not been (A) any use, generation, manufacture, storage, treatment, disposal, release, or threatened release of any hazardous waste or substance by any Person on or under such properties or (B) any actual or threatened litigation or claims of any kind by any Person relating to such matters; and (iii) neither such Borrower nor any tenant, contractor, agent or other authorized user of any of such properties shall use, generate, manufacture, store, treat, dispose of, or release any hazardous waste or substance on, under, or about any of such properties except in compliance with all applicable federal, state, and local laws, regulations and ordinances, including without limitation those laws, regulations, and ordinances described above. Each Borrower authorizes DIP Lender and its agents to enter upon its properties to make such inspections and tests, at Borrowers' expense, as DIP Lender may deem appropriate to determine compliance with this section of the Agreement. Any inspections or tests made by DIP Lender shall be for DIP Lender's purposes only and shall not be construed to create any responsibility or liability on the part of DIP Lender to any Borrower or to any other Person. The representations and warranties contained herein are based on each Borrower's due diligence in investigating the properties for hazardous waste or substance. Each Borrower hereby (x) releases and waives any present and future claims against DIP Lender for indemnity or contribution in the event such Borrower becomes liable for cleanup or other costs under any such laws, and (y) agrees to indemnify and hold harmless DIP Lender against any and all claims, losses, liabilities, damages, penalties, and expenses which DIP Lender may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release of hazardous waste or substance occurring prior to such Borrower's ownership or interest in the properties, whether or not the same was or should have been known to such Borrower. The provisions of this section of the Agreement, including the obligation to indemnify, shall survive the payment of the Indebtedness and the termination or expiration of this Agreement and shall not be affected by DIP Lender's acquisition of any interest in any of the properties, whether by foreclosure or otherwise.

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(j)          Litigation and Claims. Except as set forth on Schedule 2.1(j), no litigation, proceeding, suit, action, or claim against any Borrower is pending or threatened, and no other event has occurred which may adversely affect any Borrower's financial condition, or operations of any Borrower, or properties, including the Collateral. There are no proceedings before any governmental body that are pending or threatened against any Borrower.

(k)          Laws and Taxes. Each Borrower is in material compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon such Borrower by any law or by any Governmental Authority. Each Borrower has filed all required tax returns and reports that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon such Borrower or its assets, including unemployment, social security, and real estate taxes. Each Borrower has paid all taxes which are now due and payable. No taxing authority has asserted or assessed any additional tax liabilities against any Borrower which are outstanding on this date, and such Borrower has not filed for any extension of time for the payment of any tax or the filing of any tax return or report.

(l)          Lien Priority. The Security Interests in favor of DIP Lender provided by the orders by the Bankruptcy Court under the Bankruptcy Case and in this Agreement or any Related Document are a valid and perfected first priority security interest in the Collateral (subject only to the "Prepetition Liens" (as defined in the Financing Orders)), and all filings and other actions necessary to perfect such Security Interest have been duly taken and all such filings reasonably identify the Collateral. Unless otherwise disclosed to DIP Lender in writing on the attached Schedule 2.1(h), Borrower has not entered into or granted any Security Interests, or permitted the filing or attachment of any Security Interests on or affecting any of the Collateral other than Security Interests on the Collateral securing the Prepetition Debt.

(m)          Investment Company Act. No Borrower is an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

(n)          [Intentionally Omitted.]

(o)          Margin Regulations. Each Borrower's execution, delivery and performance of this Agreement does not and will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, and no Borrower owns or intends to purchase or carry any "margin security," as defined in such regulations, from the proceeds of any DIP Loan.

(p)          Location of Borrower's Offices and Records. The place of business, and if any Borrower has more than one place of business, its chief executive office, and the office or offices where each Borrower keeps its records concerning the Collateral is located at those locations set forth on the attached Schedule 2.1(p) which shall include a listing of all previous locations for the past five (5) years. If any change in the place or places of business of any Borrower, or its chief executive office, or the office where any Borrower keeps its records concerning the Collateral will occur, such Borrower shall provide DIP Lender with, at Borrowers' sole cost and expense, such financing statements and other documents as DIP Lender shall request in connection with such change in order to maintain DIP Lender's first priority perfected security interest in the Collateral, subject only to the "Prepetition Liens" (as defined in the Financing Orders).

(q)          Names. Each Borrower's exact legal name is as set forth in the first paragraph of this Agreement. No Borrower has used in the past five (5) years, and no Borrower shall hereafter use, any name other than the name set forth in the first paragraph of this Agreement (including, without limitation, any tradename, assumed name, any fictitious or any similar name).

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(r)          Information. All information heretofore or contemporaneously herewith furnished by any Borrower to DIP Lender for the purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all information hereafter furnished by or on behalf of any Borrower to DIP Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified; and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading.

(s)          Employee Benefit Plans. Each employee benefit plan as to which any Borrower may have liability complies with all applicable requirements of law and regulations, and (i) no "Reportable Event" nor "Prohibited Transaction" (as defined in ERISA) has occurred with respect to any such plan, (ii) no Borrower has withdrawn from any such plan or initiated steps to do so, (iii) no steps have been taken to terminate any such plan, and (iv) there are no unfunded liabilities other than those previously disclosed to DIP Lender in writing.

Section 2.2           Survival of Representations and Warranties. Each Borrower understands and agrees that DIP Lender is relying upon the above representations and warranties in entering into this Agreement. Each Borrower agrees that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until, unless otherwise specified herein, such time as the DIP Loans and the DIP Notes shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the last to occur.

SECTION 3:
BORROWERS' COVENANTS

Section 3.1           Borrowers' Affirmative Covenants. Each Borrower covenants and agrees with DIP Lender that, while this Agreement is in effect, such Borrower will:

(a)          Notice of Material Events. Notify DIP Lender as promptly as possible, and in any event:

(i)          Promptly after such Borrower has knowledge of the occurrence of any Unmatured Default or Event of Default;

(ii)         Within two (2) days after such Borrower has knowledge of any action, litigation or claim actually filed by a Person or regulatory body against or affecting such Borrower or its assets, seeking the payment of money by such Borrower, whether in the form of damages, liens, penalties or costs, in an amount in excess of Fifty Thousand Dollars ($50,000.00) or seeking injunctive relief which, if granted, would have a material adverse affect on such Borrower's operations; and

(iii)        Within two (2) days after such Borrower has knowledge of any material adverse change in such Borrower's ability to comply with the financial covenants set forth in this Agreement.

(b)          Financial Records and Audits. Maintain its books and records in accordance with GAAP, applied on a consistent basis, and permit DIP Lender to examine and audit such Borrower's books and records at all reasonable times.

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(c)          Financial Statements; Budget. Furnish DIP Lender with, as soon as available, but in no event later than (i) twenty (20) days after the end of each fiscal month, (x) a copy of Borrowers' monthly certified internally prepared financial statements, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal month then ended, (y) the "Carveout Report" (as defined in the applicable Financing Order), and (z) such other information (including nonfinancial information) as DIP Lender may reasonably request, in reasonable detail, prepared and certified as accurate by Borrowers; (ii) thirty (30) days after the end of each fiscal quarter, a copy of Borrowers' company prepared financial statements regarding such fiscal quarter, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal quarter then ended and such other information (including nonfinancial information) as DIP Lender may reasonably request, in reasonable detail, prepared and certified as accurate by Borrowers; (iii) three (3) days after their filing, copies of all reports of Borrowers filed with the Securities and Exchange Commission; and (iv) on or before 12:00 p.m. (eastern time) on Thursday of each week, an updated thirteen-week Budget for Borrowers in form and substance acceptable to DIP Lender, that (y) sets forth in each case in comparative form the corresponding figures for the previous Budget and a reconciliation of Borrowers' actual performance, collections, revenues and disbursements to the Budget and (z) includes a line item specifying the projected amount of cash and outstanding DIP Loans as of the end of each week covered thereby. All financial reports required to be provided under this Agreement shall be prepared in accordance with GAAP, applied on a consistent basis, and be certified by an appropriate officer as being true and correct.

(d)          Projections; Additional Information.

(i)           Furnish on the date of delivery of financial statements pursuant to clause (ii) of Section 3.1(c) above, (y) financial projections consisting of Borrowers' forecasted consolidating balance sheet and profit and loss statements for the forthcoming four (4) fiscal quarters, all prepared on a basis consistent with Borrowers' financial statements prepared prior to the Filing Date by the President and in form and substance (including as to scope and underlying assumptions) satisfactory to DIP Lender and (z) a comparative analysis of the financial statements delivered pursuant to clause (ii) of Section 3.1(c) with respect to the applicable fiscal quarter then ended versus the financial projections previously delivered to DIP Lender with respect to such fiscal quarter pursuant to this Section 3.1(d)(i) or prior to the Filing Date, such comparative analysis in form and substance (including as to scope and underlying assumptions) satisfactory to DIP Lender.

(ii)         Furnish such additional information and statements, lists of assets and liabilities, agings of receivables and payables, inventory schedules, budgets, forecasts, tax returns, and other reports with respect to such Borrower's financial condition and business operations as DIP Lender may request from time to time.

(e)          Insurance.

(i)          At its own cost, such Borrower shall obtain and maintain insurance against (y) loss, destruction or damage to its properties and business of the kinds and in the amounts customarily insured against by corporations with established reputations engaged in the same or similar business as such Borrower and, in any event, sufficient to fully protect DIP Lender's interest in the Collateral, and (z) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by Persons with established reputations engaged in the same or similar business as such Borrower. All such policies shall (I) be issued by financially sound and reputable insurers, (II) name DIP Lender as an additional insured and, where applicable, as loss payee under a DIP Lender loss payable endorsement satisfactory to DIP Lender, and (III) provide for thirty (30) days written notice to DIP Lender before such policy is altered or canceled. All of the insurance policies required hereby shall be evidenced by one or more certificates of insurance delivered to DIP Lender by Borrowers on or prior to the Closing Date and at such other times as DIP Lender may request from time to time.

(ii)         At DIP Lender's request, obtain and maintain business interruption insurance in an amount equal to six (6) months' gross revenue, which shall be collaterally assigned to DIP Lender. The net proceeds of the business interruption insurance shall be paid to DIP Lender and applied to the scheduled payments on the Indebtedness as they become due and then to the creation of a reserve for the payment of subsequent scheduled payments (provided, however, that nothing herein shall in any way prohibit DIP Lender from declaring an Event of Default pursuant to the terms of this Agreement or any Related Document, whether related to the event giving rise to the award of insurance proceeds or otherwise).

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(f)          Insurance Reports. Furnish to DIP Lender, upon its request, with respect to each existing insurance policy, a copy of the policy or, in lieu thereof, a report showing such information with respect to such policy as DIP Lender may reasonably request, including without limitation, the following: (i) the name of the insurer, (ii) the risks insured, (iii) the amount of the policy, (iv) the properties insured, (v) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values, and (vi) the expiration date of the policy.

(g)          Other Agreements. Pay its indebtedness and liabilities in accordance with good business practices and otherwise comply with all terms and conditions of all other agreements, whether now or hereafter existing, between such Borrower and any other party.

(h)          [Intentionally Omitted.]

(i)          Taxes, Charges and Liens.

(i)          Subject to binding orders issued by the Bankruptcy Court in the Bankruptcy Case, and except to the extent enforcement or collection thereof is stayed by the operation of the Bankruptcy Code, such Borrower shall pay when due any assessment, tax, charge, levy, lien or claim imposed upon it or its assets, business, income or profits before any penalty or interest accrues thereon, and all assessments, taxes, charges, levies, liens or claims (including, without limitation, claims for labor, services, materials and supplies) for sums which by law might be a lien or charge upon any of its assets; provided, however, such Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim (collectively the "Charges") so long as: (A) the legality of the same shall be promptly contested in good faith by appropriate proceedings; (B) such Borrower shall have either (i) created adequate reserves for such Charge in the event of a Charge of less than $50,000, or (ii) in the event of a Charge of $50,000 or more, upon written request from DIP Lender, deposited with DIP Lender cash, a sufficient corporate surety bond or other security satisfactory in form and. substance to DIP Lender in an amount adequate to provide for the release of such Charge plus any interest, costs, attorneys' fees or other amounts that could accrue as a result of foreclosure or sale of the Collateral; and (C) such contest operates to suspend collection of the Charge. Such Borrower, upon demand of DIP Lender, will furnish, to DIP Lender evidence of payment of the indebtedness and obligations, including any assessments, taxes, charges, levies, liens and claims and will authorize the appropriate obligor or governmental official to deliver to DIP Lender at any time a written statement of any indebtedness and obligations including any Charges.

(ii)         Except to the extent enforcement or collection thereof is stayed by the operation of the Bankruptcy Code, cause all claims for labor done and materials and services furnished in connection with the Collateral to be fully paid and discharged in a timely manner.

(j)          Performance. Perform and comply with all terms, conditions, and provisions set forth in this Agreement, the Related Documents, and in all other instruments and agreements between such Borrower and DIP Lender in a timely manner.

(k)          Operations. Comply with all federal, state and local laws, regulations and orders (including without limitation the Cash Management Order and any Financing Order) applicable to such Borrower or its assets including but not limited to all environmental laws, in all respects material to such Borrower's business, assets or prospects and shall, upon DIP Lender's request, provide DIP Lender with a report of any material violation of any rule, regulation, statute, ordinance, order or law relating to the public health or the environment and of any material complaint or notifications received by such Borrower regarding any environmental or safety and health rule, regulation, statute, ordinance or law. Such Borrower shall obtain and maintain any and all licenses, permits, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the advantageous conduct of its business and as may be required from time to time by applicable law. Such Borrower shall maintain its present executive and management personnel and conduct its business affairs in a reasonable and prudent manner. Such Borrower agrees that if DIP Lender determines that a particular federal, state or local qualification or registration is necessary to effectuate the intent of this Agreement or any of the Related Documents, such Borrower shall promptly obtain such qualification or registration.

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(l)          Inspection; Field Audit. Permit employees or agents of DIP Lender at any reasonable time to inspect any and all. Collateral and such Borrower's other properties and to examine or audit such Borrower's books, accounts, and records and to make copies and memoranda of such Borrower's books, accounts, and records. If such Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, such Borrower, upon request of DIP Lender, shall notify such party to permit DIP Lender free access to such records at all reasonable times and to provide DIP Lender with copies of any records it may request, all at Borrowers' expense. In addition to any rights provided for herein, DIP Lender shall be permitted to have an audit performed on such Borrower's books and records and appraisals performed on the assets of Borrowers and their Subsidiaries; in each case, from time to time, at DIP Lender's election, with auditors and appraisers reasonably satisfactory to DIP Lender at Borrowers' sole expense.

(m)          Compliance with Regulatory Requirements. Upon demand by DIP Lender, Borrowers shall reimburse DIP Lender for DIP Lender's additional costs and/or any reductions in the amount of principal or interest received or receivable by DIP Lender if at any time after the date of this Agreement any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any Governmental Authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over DIP Lender or the DIP Loans, whether or not having the force of law, shall impose, modify or deem applicable any reserve (except reserve requirements taken into account in calculating the interest rate and/or special deposit requirement against or in respect of assets held by or deposits in or for the account of the DIP Loans by DIP Lender or impose on DIP Lender any other condition with respect to this Agreement or the DIP Loans, the result of which is to either increase the cost to DIP Lender of making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by DIP Lender with respect to such DIP Loans. Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of such DIP Loans. All DIP Loans shall be deemed to be match funded for the purposes of DIP Lender's determination in the previous sentence. Notwithstanding the foregoing, Borrowers shall not be required to pay any such additional costs which could be avoided by DIP Lender with the exercise of reasonable conduct and diligence.

(n)          Additional Assurances. Make, execute and deliver to DIP Lender such promissory notes, mortgages, deeds of trust, security agreements, financing statements, instruments, documents and other agreements as DIP Lender or its attorneys may reasonably request to evidence and secure (as contemplated herein or in any of the Related Documents) the Indebtedness and to perfect all Security Interests. Each Borrower irrevocably hereby makes, constitutes and appoints DIP Lender (and all Persons designated by DIP Lender for that purpose) as such Borrower's true and lawful attorney and agent-in-fact to execute and file such promissory notes, mortgages, deeds of trust, security agreements, financing statements, instruments, documents and other agreements and do such other acts and things to evidence and secure (as contemplated herein or in any of the Related Documents) the Indebtedness and to perfect all Security Interests.

(o)          Defense of Title. Forever defend the title to the Collateral against the claims of all Persons other than the Prepetition Lender and the Prepetition Lessor. In the event any action or proceeding is commenced that questions such Borrower's title or the interest of DIP Lender under the Agreement or any Related Document, such Borrower shall defend the action at Borrowers' expense. Such Borrower may be the nominal party in such proceeding, but DIP Lender shall be entitled to participate in the proceeding and to be represented in the proceeding by counsel of DIP Lender's own choice, and such Borrower will deliver, or cause to be delivered, to DIP Lender such instruments as DIP Lender may request from time to time to permit such participation.

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(p)          Depository/Building Services. DIP Lender shall be the sole depository in which all of such Borrower's funds are deposited, and the sole bank account of such Borrower as long as any Indebtedness is outstanding.

(q)          Duty to Maintain. At all times maintain, preserve and keep their physical plant, properties and equipment, including, but not limited to, any Collateral, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times, the efficiency thereof shall be fully preserved and maintained. Borrowers shall permit DIP Lender to examine and inspect such plant, properties and equipment, including, but not limited to, any Collateral, at all reasonable times at Borrowers' expense.

(r)          Financial Consultant. Borrowers shall promptly pay on demand all of the costs, fees and expenses of any Financial Consultant engaged by DIP Lender (the "Financial Consultant"). Borrowers shall cause their officers and employees to cooperate fully with the Financial Consultant in connection with its review and assessment of the financial and operational condition of Borrowers and will make senior management available to the Financial Consultant for discussions relating to such review.

(s)          Sale Covenants. Borrowers shall cause the performance and delivery of the items set forth on Schedule 3.1(s) on or before the dates specified therein with respect to such items, as adjusted by any applicable Financing Order or modification thereof and consented to by DIP Lender.

(t)          President. Borrowers shall continue to retain (unless otherwise agreed by DIP Lender), if authorized by the Bankruptcy Court, on terms authorized by the Bankruptcy Court and acceptable to DIP Lender, Kevin Reager as President for Borrowers. Borrowers shall fully cooperate with the President, shall cause the President to be available to DIP Lender on a regular basis to discuss Borrowers' financial condition, businesses, assets, liabilities and prospects and shall cause the President to provide to DIP Lender such information and oral or written reports with respect to Borrowers and their financial condition, businesses, assets, liabilities and prospects, as DIP Lender shall reasonably request from time to time.

(u)          Chief Operating Officer. Borrowers shall continue to retain (unless otherwise agreed by DIP Lender), if authorized by the Bankruptcy Court, on terms authorized by the Bankruptcy Court and acceptable to DIP Lender, David Bagley as chief operating officer (the "COO") for Borrowers. Borrowers shall fully cooperate with the COO, shall cause the COO to be available to DIP Lender on a regular basis to discuss Borrowers' financial condition, businesses, assets, liabilities and prospects and shall cause the COO to provide to DIP Lender such information and oral or written reports with respect to Borrowers and their financial condition, businesses, assets, liabilities and prospects, as DIP Lender shall reasonably request from time to time. All fees and expenses of the COO shall be solely the responsibility of Borrowers and in no event shall DIP Lender have any liability or responsibility for the payment of any such fees or expenses, nor shall DIP Lender have any obligation or liability to Borrowers or any other person by reason of any acts or omissions of the COO.

Section 3.2           Borrowers' Negative Covenants. Each Borrower covenants and agrees with DIP Lender that while this Agreement is in effect, such Borrower shall not, without the prior written consent of DIP Lender, or as otherwise provided for herein:

(a)          Transfers and Liens. Sell, transfer, mortgage, assign, pledge, lease, grant a Security Interest in, or create, suffer or permit any encumbrance of any of such Borrower's assets (other than Security Interests securing Permitted Indebtedness as approved by DIP Lender).

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(b)          Continuity of Operations. (i) Engage in any business activities substantially different than those in which such Borrower is presently engaged, (ii) change its name, (iii) change its state of organization, (iv) change its place of business or its chief executive office, (v) change its organizational identification number (if it has one), or (vi) cease operations, liquidate, merge or consolidate with any other entity.

(c)          Change in Ownership; Amend Organizational Documents; No New Subsidiaries or Joint Ventures. Allow any change in ownership of such Borrower or the classification of such ownership interests, or amend, modify or supplement such Borrower's organizational documents or agreements. Create any new subsidiaries or joint ventures.

(d)          Loans, Acquisitions and Indebtedness. (i) Loan money or assets (except as permitted hereunder), (ii) purchase or acquire any interest in any other Person, or (iii) incur, assume or have outstanding any indebtedness or other obligation as surety, borrower or guarantor except (A) Indebtedness owing to DIP Lender, (B) Permitted Indebtedness, (C) the Carveout, and (D) trade indebtedness incurred in the ordinary course of business and not inconsistent with prior practices. In addition to the restrictions contained in the foregoing sentence, unless approved by the Bankruptcy Court and included in the Budget, Borrowers shall not make any payment of any proceeds constituting part of the Collateral or other cash (including, without limitation, proceeds of DIP Loans) to any unsecured creditor of Borrowers on account of claims arising prior to the commencement of the Bankruptcy Case (including without limitation payments in respect of reclamation claims of unpaid suppliers of goods delivered to Borrowers prior to the commencement of the Bankruptcy Case (regardless of whether such claims have been granted administrative expense priority status pursuant to Section 546(c) of the Bankruptcy Code)), but excluding any payments of indebtedness to the extent set forth in the Budget and any payments necessary to cure defaults under any executory contracts or unexpired leases assumed by Borrowers with the approval of the Bankruptcy Court.

(e)          Distributions. (i) Make any distribution to its partners, shareholders or members in their capacity as such, or (ii) pay any dividends on such Borrower's stock, if any, or (iii) purchase or retire any of such Borrower's outstanding shares, partnership interests or membership interests or otherwise alter or amend such Borrower's capital structure.

(f)          Investments. Make any investment in or extend credit to any Person other than in the ordinary course of such Borrower's business in an amount not to exceed $10,000 in the aggregate for all Borrowers at any time outstanding.

(g)          Transactions with Affiliates. Enter into, or be a party to, any transaction or arrangement, including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any of its Affiliates except for transactions on an arm's length basis on terms no less favorable than could be obtained from any Person which is not one of its Affiliates.

(h)          Security Interests. Allow any of its assets to become subject to any Security Interest other than in favor of DIP Lender (other than the liens identified on Schedule 2.1(h)) or securing Permitted Indebtedness as approved by DIP Lender).

(i)          Contracts. Enter into any contract, license or agreement with respect to or in any way relating to the Collateral on terms other than those customarily contained in similar contracts, licenses or agreements between unrelated parties.

(j)          Compensation to Officers and Others. Make any advances or loans to, or pay any bonuses, fees or other amounts to, any officers, directors, employees or stockholders of such Borrower, except for amounts set forth in the Budget.

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(k)          Financial Covenants. During the term of this Agreement, with respect to each weekly line item set forth in the Budget, and calculated on a cumulative basis, (i) with respect to line items related to receipts, permit receipts to fall below 90% of the budgeted amount, (ii) with respect to line items related to disbursements (other than for professional fees), permit disbursements to exceed 110% of such line item, (iii) with respect to professional fees, incur professional fees in excess of the amount set forth in the Budget for such period, (iv) permit the aggregate, cumulative variance of all line items in the Budget to exceed $250,000 at any time, or (v) during the term of this Agreement, for each four-week calendar period occurring after the Filing Date, incur aggregate professional fees for professionals engaged by Borrowers greater than the aggregate amount for such professional fees set forth in the Budget for such period.

(l)          No Adverse Actions. Recharacterize or suffer the recharacterization of any portion of (i) the proceeds of the DIP Loans or the Collateral, (ii) the Carveout or (iii) cash collateral in which DIP Lender has an interest in any manner adverse to DIP Lender, Prepetition Lender or Prepetition Lessor, or use or suffer the use of any of property described in the foregoing clauses (i) through (iii) to commence or prosecute any action or objection with respect to the claims or the Liens of DIP Lender, Prepetition Lender or Prepetition Lessor.

SECTION 4:
CONDITIONS PRECEDENT

Section 4.1           Delivery of Documents. DIP Lender's obligation to enter into this Agreement is subject to satisfaction of the following conditions precedent, each (where applicable) to be in form and substance satisfactory to DIP Lender:

(a)          Agreement. Delivery of the duly executed Agreement.

(b)          DIP Notes. Delivery of the duly executed DIP Notes in the aggregate amount of the DIP Loans.

(c)          Organizational Documents and Agreements, Resolutions, Articles, By-Laws, etc. Delivery of certified copies of all documents, agreements or instruments pertaining to Borrowers' incorporation, organization, existence operation or governance, together with certified copies of such documents, agreements or instruments for Borrowers' constituents and board of director or other appropriate resolutions, certificates of incumbency and good standing certificates for all parties, as appropriate (a) approving and authorizing the execution, delivery and performance of this Agreement and the other Related Documents to which it is a party and (b) unconditionally authorizing the sale of such Person for satisfaction of (i) the outstanding amount of the Indebtedness, subject to higher and better bids, certified as of the Closing Date by the secretary or similar officer of such Person as being in full force and effect without modification or amendment.

(d)          Approvals and Consents. Delivery of evidence of approval from all necessary governmental or regulatory agencies which may have jurisdiction over (i) any Borrower, any Borrower's constituents, any Guarantor or any of the Collateral or (ii) DIP Lender or its ability to enforce its rights under this Agreement or any of the Related Documents, and all necessary third party consents.

(e)          Evidence of Insurance. DIP Lender shall have received a certificate from Borrowers' insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 3.1(e) is in full force and effect and that DIP Lender has been named as additional insured and/or loss payee thereunder to the extent required under Section 3.1(e).

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(f)          Security Interests in Personal, Mixed and Real Property. DIP Lender shall have received evidence satisfactory to it that Borrowers shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings that may be necessary or, in the opinion of DIP Lender, desirable in order to create in favor of DIP Lender, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal, mixed and real property Collateral, subject only to the "Prepetition Liens" (as defined in the Financing Orders).

(g)          Budget. Borrowers shall have delivered a thirteen-week Budget and availability forecast for Borrowers to DIP Lender, each in form and substance satisfaction to DIP Lender.

(h)          Other Documents. Borrowers shall have executed and/or delivered, as applicable, to DIP Lender all approvals, documents and materials identified on Exhibit A attached hereto, in each case in form and substance satisfactory to DIP Lender, along with such other documents as DIP Lender may request.

(i)          Bankruptcy Case.

(i)          The Bankruptcy Court shall have found that the DIP Loans contemplated by this Agreement are made by DIP Lender in "good faith" within the meaning of Section 364(e) of the Bankruptcy Code.

(ii)         Not later than three (3) Business Days following the Filing Date, the Interim Financing Order shall have been entered, containing terms and conditions satisfactory to DIP Lender in its sole discretion including without limitation, except as otherwise agreed by DIP Lender in writing, provisions to the effect that (A) upon the occurrence of an Event of Default, (x) DIP Lender shall be permitted to immediately cease making DIP Loans, and (y) Borrowers shall be prohibited from using cash collateral in which DIP Lenders have an interest without DIP Lender's prior written consent, (B) all of DIP Lender's claims for payment with respect to the Indebtedness (x) shall have superpriority status pursuant to Section 364(c)(1) of the Bankruptcy Code, subject to the Carveout, (y) shall be secured by a first priority perfected security interest in all of such Borrower's and each other obligor's and guarantor's assets, including all real and personal property, whether now owned or hereafter acquired, pursuant to Section 364(c)(2) of the Bankruptcy Code, and (z) shall be secured by a perfected junior lien on all property of such Borrower and each other obligor and guarantor that is subject to valid, perfected and non-avoidable Security Interests pursuant to Section 364(c)(3) of the Bankruptcy Code, (C) DIP Lender shall have been granted a priming Security Interest in the Collateral pursuant to Section 364(d) of the Bankruptcy Code, subject only to the "Prepetition Liens" (as defined in the Financing Orders"), and no costs or expenses of administration shall be imposed against DIP Lenders or the Collateral pursuant to Section 506(c) of the Bankruptcy Code or otherwise, (D) each Borrower shall be authorized to incur the Indebtedness pursuant to the terms of this Agreement and the other Related Documents, and (E) the terms and provisions of such Interim Financing Order shall be specifically binding on any subsequently appointed chapter 11 or chapter 7 trustee.

(iii)        All other "first day" orders entered on or about the time of the Bankruptcy Case shall be in form and substance satisfactory to DIP Lender.

Section 4.2           Conditions to All DIP Loans. The obligations of DIP Lenders to make DIP Loans on each Funding Date are subject to the following further conditions precedent:

(a)          DIP Lender shall have received before that Funding Date, in accordance with the provisions of Section 1.1(b), an originally executed borrowing notice, in each case signed by a duly authorized officer of Administrative Borrower.

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(b)          As of that Funding Date:

(i)          The representations and warranties contained in this Agreement and in the other Related Documents shall be true, correct and complete in all material respects (except for representations and warranties qualified as to materiality or material adverse effect set forth therein, which representations and warranties shall be true and correct without giving effect to any qualification as to materiality set forth above before this parenthetical in this Section 4.2(b)(i)) on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

(ii)         No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such borrowing notice that constitutes or would constitute an Unmatured Default or an Event of Default;

(iii)        Each Borrower shall have performed in all material respects all agreements and covenants and satisfied all conditions which this Agreement or any other Related Document provides shall be performed or satisfied by it on or before that Funding Date;

(iv)        No order, judgment or decree of any arbitrator or Governmental Authority shall purport to enjoin or restrain DIP Lender from making the DIP Loans to be made by it on that Funding Date, and no litigation, inquiry or action shall be pending or threatened with respect to the making of DIP Loans hereunder or the transactions contemplated hereby; and

(v)         There shall not be pending or, to the knowledge of any Borrower, threatened, any action, suit, proceeding, governmental investigation (to the knowledge of any Borrower) or arbitration against or affecting any Borrower or any property of any Borrower that has not been disclosed by a Borrower in writing to DIP Lender prior to the making of the last preceding DIP Loans (or, in the case of the initial DIP Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of DIP Lender, would reasonably be expected to have a material adverse effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of DIP Loans hereunder.

(c)          With respect to any DIP Loan requested on or after the date that is twenty-one (21) days (or such longer period as may be agreed to by DIP Lender in writing) following the entry of the Interim Financing Order, the Final Financing Order shall have been entered and shall contain terms and conditions satisfactory to DIP Lender in its sole discretion, including without limitation, except as otherwise agreed by DIP Lender in writing, provisions to the effect that (A) upon the occurrence of an Event of Default, (x) DIP Lender shall be permitted to cease immediately making DIP Loans, and (y) Borrowers shall be prohibited from using cash collateral in which DIP Lenders have an interest without DIP Lender's prior written consent, (B) all of DIP Lender's claims for payment with respect to the Indebtedness (x) shall have superpriority status pursuant to Section 364(c)(1) of the Bankruptcy Code, subject to the Carveout, (y) shall be secured by a first priority perfected security interest in all of such Borrower's and each other obligor's and guarantor's assets, including all real and personal property, whether now owned or hereafter acquired, pursuant to Section 364(c)(2) of the Bankruptcy Code, subject only to the "Prepetition Liens" (as defined in the Financing Orders"), and (z) shall be secured by perfected junior lien on all property of such Borrower and each other obligor and guarantor that is subject to valid, perfected and non-avoidable Security Interests pursuant to Section 364(c)(3) of the Bankruptcy Code, (C) DIP Lender shall have been granted a priming Security Interest in the Collateral pursuant to Section 364(d) of the Bankruptcy Code and no costs or expenses of administration shall be imposed against DIP Lenders or the Collateral pursuant to Section 506(c) of the Bankruptcy Code or otherwise, (D) each Borrower shall be authorized to incur the Indebtedness pursuant to the terms of this Agreement and the other Related Documents, and (E) the terms and provisions of such Interim Financing Order shall be specifically binding on any subsequently appointed Chapter 11 or Chapter 7 trustee.

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SECTION 5:
EVENTS OF DEFAULT AND REMEDIES

Section 5.1           Events of Default. Each of the following (an "Event of Default") shall constitute an Event of Default under this Agreement:

(a)          Default on Indebtedness. Failure of any Borrower to make any payment when due hereunder, under the DIP Notes or under any Related Document.

(b)          Other Defaults. Failure of any Borrower or any Guarantor to comply with or to perform when due any other term, obligation, covenant or condition contained in this Agreement or in any of the Related Documents, or failure of any Borrower or any Guarantor to comply with or to perform any other term, obligation, covenant or condition contained in any other agreement between DIP Lender and such Borrower or Guarantor, provided that any failure, other than a failure to pay money or to comply with the provisions of Sections 3.1(a), (b), (c), (d), (e), (f), (l), (m), (n), (p), (r), (s), (t), and (u) and Section 3.2, may be cured (and no Event of Default will have occurred) if such Borrower or Guarantor, as the case may be, cures the failure within thirty (30) days after receiving written notice from DIP Lender demanding cure of such failure.

(c)          Default of Credit Obligations. Should any Borrower or any Guarantor default under any loan, extension of credit, or security agreement in favor of any other creditor or Person and not cure such default within the grace period, if any, provided therein.

(d)          False Statements. Any warranty, representation, or statement made or furnished to DIP Lender by or on behalf of a Borrower or a Guarantor under this Agreement or the Related Documents is untrue, misleading or incorrect in any material respect, either now or at the time made or furnished or any schedule, certificate, statement, report, document, financial data, notice, or writing furnished at any time by such Borrower to DIP Lender is untrue, misleading or incorrect in any material respect, on the date as of which the facts set forth therein are stated or certified.

(e)          Defective Collateralization; Material Agreements. This Agreement or any of the Related Documents (i) ceases to be in full force and effect at any time and for any reason or (ii) shall be, or sought to be, held invalid by any court of law, government or public ministry, shall be in default, or any Person shall seek to materially limit, modify or revoke such agreement.

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(f)          Bankruptcy Case. (i) Any Borrower makes a payment on any prepetition indebtedness except as otherwise authorized by the "first day" orders consented to by DIP Lender or in accordance with the terms hereof, (ii) any Borrower seeks the use of "Cash Collateral" (as defined in the then applicable Financing Order) in a manner inconsistent with the terms of such Financing Order without DIP Lender's prior written consent, (iii) any Borrower seeks to incur, in a manner inconsistent with the then applicable Financing Order, indebtedness that is secured by a Security Interest with priority equal to or superior to the Postpetition Liens (as defined in such Financing Order) or the Security Interests of Prepetition Lender or Prepetition Lessor, or which is given superpriority administrative expense status under Bankruptcy Code Section 364(c), (iv) notice is given of a Bankruptcy Code Section 363 sale of all or part of the Postpetition Collateral (as defined in the then applicable Financing Order) with respect to which DIP Lender has not provided its prior written consent, (v) any other party is granted relief from the automatic stay to permit enforcement of rights by such party with respect to any assets of any Borrower (or any other property in any Borrower's possession) with an aggregate value in excess of $25,000, (vi) any Borrower files a plan under chapter 11 of the Bankruptcy Code that is not acceptable to DIP Lender; provided, that any such plan that includes the repayment of the Indebtedness and the Prepetition Debt in full, in cash, and the cash collateralization of any contingent Indebtedness and any contingent Prepetition Debt shall be deemed to be acceptable to DIP Lender, Prepetition Lender and Prepetition Lessor, (vii) the failure of the Bankruptcy Court to enter the Interim Financing Order or the Final Financing Order at the times and in the form required hereunder, (viii) the then applicable Financing Order or any other order of the Bankruptcy Court affecting this Agreement is stayed, reversed, revoked or modified in any respect that is not acceptable to DIP Lender, (ix) any party objects to the extent, validity or priority of the Indebtedness or the Security Interests securing the Indebtedness under this Agreement, the Related Documents or the Prepetition Documents, or to otherwise subordinate or recharacterize the Prepetition Debt or such Security Interets, (x) any Borrower's failure to comply with any provisions of the Interim Financing Order or the Final Financing Order, (xi) a motion is filed to convert, or the Bankruptcy Case is converted, to a case under chapter 7 of the Bankruptcy Code, (xii) a trustee is appointed or elected in the Bankruptcy Case, or an examiner with the power to operate any Borrower's business is appointed in the Bankruptcy Case, or (xiii) Borrowers' exclusivity regarding proposing, or soliciting a proposal for, a plan of reorganization under the Bankruptcy Case shall terminate at any time during the term of this Agreement.

(g)          Employment of Senior Management. Borrowers shall fail to employ (and continue to employ) the COO, President and senior management reasonably acceptable to DIP Lender, and on terms and conditions reasonably acceptable to DIP Lender.

(h)          Material Adverse Change. DIP Lender shall have determined in good faith (which determination shall be conclusive) that (i) a material adverse change has occurred in the business, operations or financial condition of any Borrower or any Guarantor, (ii) the prospect of payment or performance of any obligation or agreement of any Borrower hereunder or under any DIP Note (or any Guarantor under its guaranty) is materially impaired or (iii) a material adverse change has occurred in the condition, value or operation of any of the Collateral.

(i)          Termination of Stalking Horse APA. The Stalking Horse APA shall have terminated or have been terminated for any reason.

Section 5.2           Effect of an Event of Default. If any Event of Default shall occur, at DIP Lender's option, all DIP Revolver Commitments and obligations of DIP Lender under this Agreement or the Related Documents or any other agreement between DIP Lender and Borrowers immediately will terminate and all DIP Loans immediately will become due and payable, all without notice of any kind to Borrowers. Upon the occurrence of any Event of Default and at any time thereafter, DIP Lender may, at its option, but without any obligation to do so, and in addition to any other right DIP Lender may have, do any one or more of the following without notice to any party: (a) institute appropriate proceedings to enforce the performance of this Agreement; (b) withhold further disbursement of any DIP Loan hereunder or under any other agreement with Borrowers; (c) expend funds necessary to remedy the Event of Default; (d) take possession of the Collateral and operate same; (e) accelerate maturity of the DIP Notes and/or Indebtedness and demand payment of all sums due under the DIP Notes and/or Indebtedness; (f) bring an action on the DIP Notes and/or Indebtedness; (g) foreclose on its Security Interests in any manner available under law; and (h) exercise any other right or remedy which it has under the DIP Notes or Related Documents, or which is otherwise available at law or in equity or by statute.

SECTION 6:
DEFINITIONS; MISCELLANEOUS, PROVISIONS

Section 6.1           Definitions. The following words shall have the following meanings when used in this Agreement. Terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code as in effect in each of the States of Nevada and Florida from time to time, as applicable (as amended from time to time, the "UCC" or "UCC"). All references to dollar amounts shall mean amounts in lawful money of the United States of America.

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“Administrative Borrower” has the meaning set forth in Section 6.4.

"Affiliate" means, with respect to any Person (the "subject"), any Person (i) which directly or indirectly controls or is controlled by, or is under common control with, the subject, (ii) which beneficially owns or holds 5% or more of the equity interest of the subject, or (iii) 5% or more of the equity interest of which is beneficially owned or held by the subject or its Affiliates. The term "control" means the possession, directly or indirectly, individually or in concert with others, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" means this Debtor-In-Possession Loan Agreement, including the Preamble, as it may be amended, restated or otherwise modified from time to time, together with all exhibits and schedules attached to this Debtor-In-Possession Loan Agreement from time to time.

"Allowable 506(b) Amounts" has the meaning set forth in the applicable Financing Order.

"Avoidance Action Recoveries" means any and all recoveries of cash, property or proceeds thereof in the Bankruptcy Case under any or all of Sections 544, 547, 548, 549, 550 and 553 of, and any other avoidance actions under, the Bankruptcy Code.

"Avoidance Actions" means any and all actions in the Bankruptcy Case under any or all of Sections 544, 547, 548, 549, 550 and 553 of, and any other avoidance actions under, the Bankruptcy Code.

"Bankruptcy Case" means, collectively, the cases under Chapter 11 of the Bankruptcy Code in which each Borrower, respectively, is the debtor and debtor-in-possession, pending before the Bankruptcy Court.

"Bankruptcy Case Expenses" means DIP Lender's fees and expenses (including attorneys' fees) in connection with the Bankruptcy Case (including attorneys' fees and expenses incurred in connection with any action to lift the automatic stay of Section 362 of the Bankruptcy Code, any other action or participation by DIP Lender in the Bankruptcy Case or any defense or participation by DIP Lender in any lender liability or other actions involving DIP Lender).

"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now and hereafter in effect, or any successor statute.

"Bankruptcy Court" means the United States Bankruptcy Court for the District of Nevada, having jurisdiction over the Bankruptcy Case.

"Borrower" means each of Borrowers, individually, as set forth in the initial paragraph of this Agreement.

"Borrowers" has the meaning set forth in the initial paragraph of this Agreement.

"Budget" means the budget prepared by Borrowers and attached hereto as Exhibit B (as revised from time to time during the term of this Agreement, subject in each instance to DIP Lender's written consent (which consent DIP Lender may or may not give in its sole and absolute discretion)).

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"Business Day" means any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in New York, New York.

“Carveout” has the meaning set forth in the then applicable Financing Order.

"Cash Management Order" means the order entered in the Bankruptcy Case authorizing the maintenance of a cash management system, bank accounts, business forms and deviation from the deposit and investment guidelines set forth in U.S.C. § 345(b).

"CERCLA" has the meaning set forth in Section 2.1(i).

"Charges" has the meaning set forth in Section 3.1(i).

"Closing Date" means August 9, 2013, the date on which the initial DIP Loans are made.

"Collateral" means and includes without limitation all property and assets granted as collateral security for any portion of the Indebtedness, whether real or personal property, whether. granted directly or indirectly, whether granted now or in the future, and whether granted in the form of a security interest, mortgage, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor's lien, equipment trust, conditional sale, trust receipt; lien, charge, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever, whether created by law, contract, or otherwise, including without limitation pursuant to the Financing Order. Without limiting the foregoing, upon the entry of the Final Financing Order, the Collateral shall include any Avoidance Actions and Avoidance Action Recoveries to the extent provided in the Final Financing Order.

"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Default Rate" means the rate of interest then applicable to the DIP Loans plus five percent (5.0%) per annum.

"DIP Lender" has the meaning set forth in the initial paragraph of this Agreement.

"DIP Loans" means the DIP Term Loan A, the DIP Term Loan B and the DIP Revolver Loans.

"DIP Notes" means the DIP Term A Note, the DIP Term B Note and the DIP Revolver Note.

"DIP Revolver Commitment" means the commitment of DIP Lender to make DIP Revolver Loans to Borrowers pursuant to Section 1.1(b) in an amount not to exceed $4,000,000.

"DIP Revolver Loans" means the loans made by DIP Lender to Borrowers pursuant to Section 1.1(b).

"DIP Revolver Note" means a promissory note of Borrowers payable to DIP Lender, in the form of Exhibit C annexed hereto (as such promissory note may be amended, restated, supplemented, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of Borrowers to DIP Lender resulting from outstanding DIP Revolver Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

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"DIP Term A Note" means a promissory note of Borrowers payable to DIP Lender, in the form of Exhibit D annexed hereto (as such promissory note may be amended, restated, supplemented, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of Borrowers to DIP Lender resulting from the outstanding DIP Term Loan A, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

"DIP Term B Note" means a promissory note of Borrowers payable to DIP Lender, in the form of Exhibit E annexed hereto (as such promissory note may be amended, restated, supplemented, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of Borrowers to DIP Lender resulting from the outstanding DIP Term Loan B, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

"DIP Term Loan A" has the meaning set forth in Section 1.1(a)(i).

"DIP Term Loan B" has the meaning set forth in Section 1.1(a)(ii).

"Disposition Proceeds" means all proceeds from sales or other dispositions of all or any portion of the Collateral other than in the ordinary course of Borrowers' businesses.

"Event of Default" has the meaning set forth in Section 5.1.

"Excluded Swap Obligations" means, with respect to any Person that has guaranteed a Swap Obligation, including the grant of a Security Interest to secure the guarantee of such Swap Obligation, any Swap Obligation if, and to the extent that, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Swap Obligation or security interest is or becomes illegal.

"Filing Date" has the meaning assigned to that term in the Interim Financing Order.

"Final Financing Order" means a Financing Order entered in the Bankruptcy Case subsequent to the satisfaction of the fourteen (14) day notice period contained in Rule 4001(c) of the Federal Rules of Bankruptcy Procedure.

"Final Maturity Date" means the "Termination Date" (as defined in the then applicable Financing Order).

"Financial Consultant" has the meaning assigned to that term in Section 3.1(r).

"Financials" means those financial statements delivered to DIP Lender by or on behalf of Borrowers.

"Financing Order" means an order entered in the Bankruptcy Case authorizing Borrowers to obtain the financing contemplated by and described in this Agreement.

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"First Priority" means (i) with respect to any Security Interest purported to be created in any Collateral of any Borrower pursuant to the Bankruptcy Case, that (a) pursuant to Section 364(c)(1) of the Bankruptcy Code, such Security Interest is entitled to superpriority administrative expense status in the Bankruptcy Case, (b) pursuant to Section 364(c)(2) of the Bankruptcy Code, such Security Interest is secured by a first priority perfected security interest in all of such Borrower's and each other obligor's and guarantor's assets, including all real and personal property, whether now owned or hereafter acquired, and following the entry of a Final Financing Order, the proceeds of any Avoidance Actions of such Borrower, (c) pursuant to Section 364(c)(3) of the Bankruptcy Code, such Security Interest is a perfected junior lien on all property of such Borrower and each other obligor and guarantor that is subject to valid, perfected and non-avoidable Security Interests, and (d) pursuant to Section 364(d), such Security Interest is a senior Security Interest with priority over all Security Interests in or against such Borrower's assets, subject only to the Carveout, and (ii) with respect to any Security Interest purported to be created in any Collateral pursuant to any Related Documents against any other obligor, that (a) such Security Interest is perfected and has priority over any other Security Interest on such Collateral, whether due to the filing or control provisions of the UCC or otherwise, and (b) such Security Interest is the only Security Interest to which such Collateral is subject.

"Funding Date" means the date of the funding of any DIP Loan.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or any successor authority) are applicable to the circumstances as of the date of determination, but for calculation of any financial covenant or ratio, GAAP means such principals as in effect as of the Closing Date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Guarantor" means, without limitation, each and all of the guarantors, sureties, and accommodation parties in connection with any Indebtedness.

"Indebtedness" means and includes without limitation all DIP Loans, all DIP Notes together with all other obligations, debts and liabilities of Borrowers to DIP Lender, or any one or more of them, of any and every kind and nature, any and all Rate Management Obligations, any and all guaranty obligations and joint and several liabilities of Borrowers under the Prepetition Loan Agreements, the Prepetition Lease Agreements and the Prepetition Guaranties as well as all claims by DIP Lender against Borrowers, or any one or more of them relating to or arising from the transactions contemplated by this Agreement; whether now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated whether arising by operation of law, under this Agreement, or acquired by DIP Lender from any other source; whether Borrower may be liable individually or jointly with others; whether Borrowers may be obligated as a guarantor, surety, or otherwise; whether recovery upon such Indebtedness may be or hereafter may become barred by any statute of limitations; and whether such Indebtedness may be or hereafter may become otherwise unenforceable; provided that "Indebtedness" shall not include Excluded Swap Obligations; provided, further, that claims for reimbursement of professional fees and expenses owing to Prepetition Lender and Prepetition Lessor under the Prepetition Loan Agreements and the Prepetition Lease Agreements, respectively, and outstanding as of the Closing Date shall be deemed to constitute "Indebtedness" incurred under this Agreement.

"Indemnified Persons" has the meaning set forth in Section 6.3(r).

"Interim DIP Amount" mean the DIP Revolver Commitment plus the DIP Term Loan A.

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"Interim Financing Order" means a Financing Order entered in the Bankruptcy Case prior to the satisfaction of the fifteen (15) day notice period contained in Rule 4001(c) of the Federal Rules of Bankruptcy Procedure.

"LIBOR" means the offered rate per annum (adjusted for the current maximum reserve rate required to be maintained by DIP Lender) effective on any applicable date of determination for deposits of dollars for a one-month interest period that appears on that page of Bloomberg reporting service, or such similar service as determined by DIP Lender, that displays British Bankers' Association interest settlement rates for deposits in U.S. Dollars as of 11:00 A.M. (London, England time) two business days prior to the applicable date of determination; if no such offered rate exists, such rate will be the rate of interest per annum, as determined by DIP Lender (rounded upwards, if necessary, to the nearest 1/16th of 1%) at which deposits of dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two business days prior to the applicable date of determination by major financial institutions reasonably satisfactory to DIP Lender in the London interbank market for a one-month interest period.

"Permitted Encumbrances" has the meaning set forth in Section 2.1(t).

"Permitted Indebtedness" means, collectively, (a) the indebtedness described on the attached Schedule 3.2, (b) the leasing of equipment in the ordinary course of business in an amount to not exceed $50,000 in the aggregate for all Borrowers at any time outstanding, and (c) the Prepetition Debt.

"Permitted Variance" has the meaning set forth in the applicable Financing Order.

"Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or any instrumentality, division, agency, body or political subdivision thereof) or other entity of any kind.

"Personal Property" means all equipment, fixtures, and other articles of personal property now or hereafter owned by Borrower, and now or hereafter attached or affixed to the Real Property, together with all accessions, parts, and additions to, all replacements of, and all substitutions for, any of such property; and together with all proceeds (including without limitation all insurance proceeds and refunds of premiums) from any sale or other disposition of any Property.

"Prepetition Debt" means collectively (a) the Prepetition Loan Obligations and (b) the Prepetition Leasing Obligations.

"Prepetition Documents" means collectively, (a) the Prepetition Loan Agreements and the "Loan Documents" (as that terms is defined in the Prepetition Loan Agreements) and (b) the Prepetition Lease Agreements and the "Lease Documents" (as that term is defined in the Master Lease Agreement (defined below)).

"Prepetition Guaranties" means collectively that certain Continuing Guaranty dated as of June 18, 2010 in favor of the Prepetition Lender and the Prepetition Lessor and others constituting the "Beneficiary" (as defined in such Continuing Guaranty), pursuant to which EFT guaranteed all "Obligations" (as defined in the such Continuing Guaranty) in favor of the Prepetition Lender and the Prepetition Lessor and such others that constitute the Beneficiary (as amended, modified, or supplemented from time to time).

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"Prepetition Lease Agreements" means collectively, (a) that certain Master Equipment Lease Agreement dated June 18, 2010 (as amended, supplemented or otherwise modified from time to time, the "Master Lease Agreement"), (b) that certain Equipment Schedule No. 001 dated March 21, 2011, (c) that certain Equipment Schedule No. 002 dated November 21, 2011, (d) that certain Equipment Schedule No. 003 dated February 10, 2012, (e) that certain Equipment Schedule No. 004 dated February 10, 2012, (f) that certain Equipment Schedule No. 005 dated February 10, 2012, (g) that certain Equipment Schedule No. 006 dated February 10, 2012, (h) that certain Interim Funding Schedule No. 001, and (i) that certain Interim Funding Schedule No. 002 dated January 19, 2012 (the Master Lease Agreement, together with the other lease agreements and schedules referenced in clauses (b)-(i) above and any other lease agreements and/or schedules executed in connection therewith, in each case as amended, supplemented or otherwise modified from time to time.

"Prepetition Leasing Obligations" means collectively, the "Rent" and other obligations of "Lessees" (as each term is defined in the Master Lease Agreement) under the Prepetition Lease Agreements.

"Prepetition Lender" means Fifth Third Bank, an Ohio banking corporation, as lender party to each of the Prepetition Loan Agreements.

"Prepetition Lessor" means Fifth Third Equipment Finance Company (f/k/a The Fifth Third Leasing Company), as lessor under each of the Prepetition Lease Agreements.

"Prepetition Loan Agreements" means collectively, (a) that certain Loan and Security Agreement dated June 18, 2010 (as amended, supplemented or otherwise modified from time to time, the "Initial Loan Agreement"), (b) that certain Global Axcess 2011 Loan and Security Agreement dated September 28, 2011 (as amended, supplemented or otherwise modified from time to time, the "2011-A Loan Agreement"), (c) that certain Global Axcess 2011-B Loan and Security Agreement dated November 23, 2011 (as amended, supplemented or otherwise modified from time to time, the "2011-B Loan Agreement"), and (d) that certain Global Axcess 2011-C Loan and Security Agreement dated on or about December 29, 2011 (as amended, supplemented or otherwise modified from time to time, the "2011-C Loan Agreement"); in each case by and among Borrowers and Prepetition Lender.

"Prepetition Loan Obligations" means collectively, the "Obligations" under (and as defined in) each of the Prepetition Loan Agreements (including, without limitation, the fees acknowledged pursuant to Section 2(b) of that certain Fourth Forbearance Agreement dated as of May 24, 2013, and effective as of May 21, 2013, by and among Borrowers and DIP Lender).

"Prepetition Revolving Obligations" means the Prepetition Loan Obligations related to the "Revolving Loans" as defined in the Initial Loan Agreement (as defined in the definition of Prepetition Loan Agreements above), including interest, fees, costs and expenses incurred in connection therewith as of the Filing Date (including, without limitation, fees in the amount of $250,000, as acknowledged pursuant to Section 2(b) of that certain Fourth Forbearance Agreement dated as of May 24, 2013, and effective as of May 21, 2013, by and among Borrowers and DIP Lender).

"Prepetition Term Obligations" means the Prepetition Loan Obligations other than the Prepetition Revolving Obligations, and including, for the avoidance of doubt the "Rate Management Obligations" (as defined in the Initial Loan Agreement).

"Property" means, collectively, the Real Property together with the Personal Property.

"Rate Management Agreement" means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between any Borrower and DIP Lender or any Affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.

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"Rate Management Obligations" means any and all obligations of any Borrower to DIP Lender or any Affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

"Real Property" means all parcels of real property pledged by any Person, whether now or hereafter existing, as Collateral.

"Related Documents" means, without limitation, all promissory notes, credit agreements, loan agreements, guaranties, security agreements, mortgages, deeds of trust, collateral assignments, financing statements, any and all Rate Management Agreements, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Indebtedness, and including by way of clarification, the Interim Financing Order and the Final Financing Order.

"SARA" has the meaning set forth in Section 2.1(i).

"Security Interest" means any type of collateral security, whether in the form of a lien, charge, mortgage, deed of trust, assignment, pledge, chattel mortgage, chattel trust, factor's lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest, claim or encumbrance whatsoever, whether created by law, contract, or otherwise.

"Stalking Horse APA" means that certain Asset Purchase Agreement dated as of August 5, 2013, by and among Global Axcess Corp., a Nevada corporation, Nationwide Money Services Inc., a Nevada corporation, EFT Integration, Inc., a Florida corporation, as the sellers, and Financial Consulting & Trading International, Inc., as the purchaser.

"Swap Obligation" means any Rate Management Obligation that constitutes a "swap" within the meaning of section 1a(47) of the Commodity Exchange Act, as amended from time to time.

"Total Utilization of DIP Revolver Commitments" means, as of any date of determination, the aggregate principal amount of all outstanding DIP Revolver Loans.

"UCC" means the UCC as in effect in any applicable jurisdiction.

"Unmatured Default" means an event or circumstance which with the giving of notice, the passage of time, or both, would, unless cured or waived, constitute an Event of Default.

Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, including the exhibits and schedules hereto, as the same may from time to time be amended, modified or supplemented and not to any particular section, subsection or clause contained in this Agreement.

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Section 6.2          Borrowers' Authorizations and Waivers. Each Borrower, for itself only, hereby makes the following authorizations and waivers:

(a)          DIP Lender's Dealings with the Indebtedness. Such Borrower authorizes DIP Lender without notice or demand and without lessening such Borrower's liability under this Agreement, the DIP Notes or any other Related Document, from time to time: (i) to take and hold Collateral for the payment of the Indebtedness, and exchange, enforce, waive, fail or decide not to perfect, and release any such security, with or without the substitution of new Collateral; (ii) to release, substitute, agree not to sue, or deal with any one or more of any Borrower's sureties, endorsers, co-borrowers or other Guarantors on any terms or in any manner DIP Lender may choose; (iii) to determine how, when and what application of payments and credits shall be made on the Indebtedness; and (iv) to apply such Collateral and direct the order or manner of sale thereof, including without limitation, any nonjudicial sale permitted by the terms of this Agreement or the controlling Related Document, as DIP Lender may determine.

(b)          DIP Lender's Dealings with Borrowers. Except as prohibited by applicable law, such Borrower waives any right to require DIP Lender (i) to continue lending money or to extend other credit to any other Borrower or perform any other commitments or obligations hereunder; (ii) to make any presentment, protest, demand, or notice of any kind, including notice of any nonpayment of the Indebtedness or of any nonpayment related to any Collateral, or notice of any action or non-action on the part of any other Borrower, DIP Lender, any surety, endorser, or other Guarantor in connection with the Indebtedness or in connection with the creation of new or additional loans or obligations; (iii) to resort for payment or to proceed directly or at once against any Person, including any other Borrower or any Guarantor; (iv) to proceed directly against or exhaust any Collateral held by DIP Lender from any other Borrower, any Guarantor or any other Person; (v) to give notice of the terms, time, and place of any public sale of (or the time after which a private sale may take place with respect to) personal property security held by DIP Lender from any other Borrower or to comply with any other applicable provisions of the UCC with respect thereto; or (vi) to pursue any other remedy within DIP Lender's power.

(c)          Waiver of Subrogation. If now or hereafter (i) any other Borrower shall be or become insolvent, and (ii) the Indebtedness shall not at all times until paid be fully secured by Collateral pledged by such other Borrower (and by other Borrowers or Guarantors), such Borrower hereby forever waives and relinquishes in favor of DIP Lender and any other Borrower, and their respective successors, any claim or right to payment such Borrower may now have or hereafter have or acquire against any other Borrower hereunder, by subrogation, reimbursement or otherwise, so that at no time shall any Borrower be or become a "creditor" of such other Borrower within the meaning of 11 U.S.C. Section 547(b), or any successor. provision of the federal bankruptcy laws.

(d)          Waiver of Anti-Deficiency and One Action Rule. Such Borrower waives any and all rights or defenses arising by reason of: (i) any "one action" or "anti-deficiency" law or any other law which may prevent DIP Lender from bringing any action, including a claim for deficiency, against any Borrower, before or after DIP Lender's commencement or completion of any foreclosure action, either judicially or by exercise of a power of sale; (ii) any election of remedies by DIP Lender which destroys or otherwise adversely affects any Borrower's subrogation rights or any Borrower's rights to proceed against any other Borrower for reimbursement, including without limitation, any loss of rights any Borrower may suffer by reason of any law limiting, qualifying, or discharging the Indebtedness, if any, (iii) any disability or other defense of any other Borrower, of any Guarantor, or of any other Person, or by reason of the cessation of any other Borrower's liability from any cause whatsoever, other than payment in full in legal tender, of the Indebtedness; (iv) any right to claim discharge of the Indebtedness on the basis of unjustified impairment of any Collateral for the Indebtedness; (v) any statute of limitations; or (vi) any defenses given to guarantors, sureties, and/or co-makers at law or in equity other than actual payment and performance of the Indebtedness. If payment is made by another Borrower, whether voluntarily or otherwise, or by any third party, on the Indebtedness and thereafter DIP Lender is forced to remit the amount of that payment to such other Borrower's trustee in bankruptcy or to any similar Person under any federal or state bankruptcy law or law for the relief of debtors, the Indebtedness shall be considered unpaid for the purpose of enforcement of this Agreement, the DIP Notes and the Related Documents against Borrowers.

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(e)          No Setoff or Counterclaims. Each Borrower further waives and agrees not to assert or claim at any time any deductions to the Indebtedness for any claim of setoff, counterclaim, counter demand, recoupment or similar right, whether such claim, demand or right may be asserted by any or all Borrowers, but such Borrower is not precluded from pursuing such claims separately.

Section 6.3           Miscellaneous Provisions. The following miscellaneous provisions are a part of this Agreement:

(a)          Interpretation. All words used herein in the singular shall be deemed to have been used in the plural and vice versa and those used in the masculine shall be deemed to have been used in the feminine where the context and construction so require. The terms "Borrower" and "Guarantor" shall mean all or any one or more of them. The phrase "to the best of Borrower's knowledge," or words of similar import, shall mean actual knowledge following due inquiry.

(b)          Joint and Several Obligations.

(i)          Each Borrower shall be fully bound by the terms of this Agreement, the obligations hereunder being joint and several obligations of Borrowers. DIP Lender shall have the right to proceed immediately against any Borrower with respect to any breach of this Agreement by such Borrower or any other Borrower and DIP Lender is not required to take any action or proceeding of any kind against all Borrowers or any of the Property of any Borrower before proceeding against such Borrower or any other Borrowers.

(ii)         Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the Indebtedness and the Security Interests granted by Borrowers to secure the Indebtedness, not constitute a "Fraudulent Conveyance" (as defined below). Consequently, DIP Lender and Borrowers agree that if the Indebtedness of a Borrower, or any Security Interests granted by such Borrower securing the Indebtedness would, but for the application of this sentence, constitute a Fraudulent Conveyance, the Indebtedness of such Borrower and the Security Interests securing such Indebtedness shall be valid and enforceable only to the maximum extent that would not cause such Indebtedness or such Security Interest to constitute a Fraudulent Conveyance, and the Indebtedness of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, "Fraudulent Conveyance" means a fraudulent conveyance under Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(iii)        Each Borrower assumes responsibility for keeping itself informed of the financial condition of each other Borrower, and any and all endorsers and/or guarantors of any instrument or document evidencing all or any part of such other Borrower's Indebtedness and of all other circumstances bearing upon the risk of nonpayment by such other Borrowers of their Indebtedness and each Borrower agrees that DIP Lender shall not have any duty to advise such Borrower of information known to DIP Lender regarding such condition or any such circumstances or to undertake any investigation not a part of its regular business routine. If DIP Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Borrower, DIP Lender shall not be under any obligation to update any such information or to provide any such information to such Borrower on any subsequent occasion.

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(iv)        DIP Lender is hereby authorized, without notice or demand and without affecting the liability of a Borrower hereunder, to, at any time and from time to time, (A) renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to another Borrower's Indebtedness or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument now or hereafter executed by such other Borrower and delivered to DIP Lender; (B) accept partial payments on a Borrower's Indebtedness; (C) take and hold security or collateral for the payment of a Borrower's Indebtedness hereunder or for the payment of any guaranties of a Borrower's Indebtedness or other liabilities of a Borrower and exchange, enforce, waive and release any such security or collateral; (D) apply such security or collateral and direct the order or manner of sale thereof as DIP Lender, in its sole discretion, may determine; and (E) settle, release, compromise, collect or otherwise liquidate a Borrower's Indebtedness and any security or collateral therefor in any manner, without affecting or impairing the obligations of the other Borrowers. Subject to the terms of this Agreement, DIP Lender shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from a Borrower or any other source, and such determination shall be binding on such Borrower. Subject to the terms of this Agreement, all such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of a Borrower's Indebtedness as DIP Lender shall determine in its sole discretion without affecting the validity or enforceability of the Indebtedness of the other Borrowers.

(v)         Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (A) the absence of any attempt to collect a Borrower's Indebtedness from any Borrower or any Guarantor or other action to enforce the same; (B) the waiver or consent by DIP Lender with respect to any provision of any instrument evidencing Borrowers' Indebtedness, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to DIP Lender; (C) failure by DIP Lender to take any steps to perfect and maintain its Security Interest in, or to preserve its rights to, any security or collateral for Borrowers' Indebtedness; (D) the institution of any proceeding under the Bankruptcy Code, or any similar proceeding, by or against a Borrower or DIP Lender's election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (E) any borrowing or grant of a Security Interest by any Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (F) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of DIP Lender's claim(s) for repayment of any of Borrowers' Indebtedness; or (G) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(vi)        Until all Indebtedness is repaid in full and this Agreement is terminated, no payment made by or for the account of a Borrower including, without limitations, (A) a payment made by such Borrower on behalf of another Borrower's Indebtedness or (B) a payment made by any other person under any guaranty, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower's property and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder.

(c)          Entire Agreement; Amendments. This Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement and such Related Documents and supersedes all prior or contemporaneous agreements and understandings, verbal or written, relating to the subject matter hereof and thereto. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged or bound by the alteration or amendment.

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(d)          Applicable Law. This Agreement and all acts, agreements, certificates, assignments, transfers and transactions hereunder, and all rights of the parties hereto, shall be governed as to validity, enforcement, interpretation, construction, effect and in all other respects by the Bankruptcy Code and the internal laws and decisions of the State of Florida (but giving effect to federal laws applicable to national banks), including, but not limited to, laws regulating interest, loan charges, commitment fees and brokerage commissions (without regard to conflicts of law principles). It is acknowledged and agreed by Borrowers and DIP Lender that the loan transaction evidenced hereby bears a reasonable relationship to the State of Florida.

(e)          Consent to Jurisdiction. To induce DIP Lender to accept this Agreement, each Borrower irrevocably agrees that, subject to DIP Lender's election, If (i) the Bankruptcy Case is dismissed, (ii) the Bankruptcy Court abstains from hearing any actions or proceedings arising in connection with this Agreement or any of the other RELATED Documents (or in any way connected with, related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other RELATED Documents or the transactions related hereto or thereto) or (iii) the Bankruptcy Court refuses to exercise jurisdiction over any actions or proceedings arising in connection with this Agreement or any of the other RELATED Documents (or in any way connected with, related or incidental to the dealings of the parties hereto in respect of this Agreement, any of the other Related Documents or the transactions related hereto or thereto), then ALL ACTIONS OR PROCEEDINGS IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT WILL BE LITIGATED IN COURTS HAVING SITUS IN DUVAL COUNTY, FLORIDA. EACH BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY COURT LOCATED WITHIN DUVAL COUNTY, FLORIDA.

(f)           Caption Headings. Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

(g)          Consent to Loan Assignment or Participation. Each Borrower agrees and consents to DIP Lender's sale or transfer, whether now or later, of one or more interests (including, but not limited to participation interests) in the Indebtedness to one or more purchasers, whether related or unrelated to DIP Lender. DIP Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge DIP Lender may have about Borrowers or about any other matter relating to the Indebtedness, and each Borrower hereby waives any rights to privacy it may have with respect to such matters. Each Borrower additionally waives any and all notices of sale of interests, as well as all notices of any repurchase of such interests. Each Borrower also agrees that the purchasers of any such interests will be considered as the absolute owners of such interests in the Indebtedness and will have all the rights granted under the agreement or agreements governing the sale of such interests. Each Borrower agrees that either DIP Lender or such purchaser may enforce Borrowers' obligations with respect to the Indebtedness irrespective of the failure or insolvency of any holder of any interest therein. Each Borrower further agrees that the purchaser of any such interests may enforce its interests irrespective of any personal claims or defenses that such Borrower may have against DIP Lender.

(h)          Costs and Expenses. Each Borrower agrees to pay upon demand all of DIP Lender's out-of-pocket expenses, including attorneys' fees, incurred in connection with this Agreement, any Related Document, or any Collateral or in connection with the Indebtedness under this Agreement. DIP Lender may engage agent to help collect the Indebtedness and to enforce this Agreement and the Related Documents, and Borrowers will reimburse DIP Lender therefor. This includes, subject to any limits under applicable law, all fees and expenses payable pursuant to Section 1.3 of this Agreement, DIP Lender's attorneys' fees and legal expenses, whether or not there is a lawsuit, including all Bankruptcy Case Costs (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post judgment collection services. Each Borrower also will pay any court costs, in addition to all other sums provided by law.

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(i)          Advice of Counsel; Joint Interpretation. Each Borrower acknowledges that it has been advised by its counsel with respect to this transaction, this Agreement, and the Related Documents, including, without limitation, all waivers contained herein and therein. The parties acknowledge that each party and its counsel have reviewed this Agreement and the Related Documents and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement, the Related Documents, or any amendments or exhibits thereto.

(j)          Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person (by personal delivery, delivery service or reputable overnight courier service), or telecopied and confirmed immediately in writing by a copy mailed by United States mail, postage prepaid, addressed as hereafter set forth, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to DIP Lender, at:	Fifth Third Bank 1000 Town Center Drive Suite 1400 Southfield, Michigan 48075 Attn: Steve Englehart Tel: (248) 603-0548 Fax: (248) 603-0114

With a copy to:	Goldberg Kohn Ltd. 55 East Monroe Street Suite 3300 Chicago, Illinois 60603 Attn: Jeremy M. Downs Danielle Wildern Juhle Tel: (312) 201-4000 Fax: (312) 332-2196

If to any Borrower, at:	c/o Morris Anderson 55 West Monroe Street Suite 2500 Chicago, Illinois 60603 Attn: David Bagley, Principal Fax: (312) 727-0180

With a copy to:	Smith Gambrell & Russell, LLP Promenade, Suite 3100 1230 Peachtree Street, N.E. Atlanta, Georgia 30309 Attn: Brian P. Hall Tel: (404) 815-3537 Fax: (404) 685-6837

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or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or secured on the date on which (i) personally delivered (whether in person, by delivery service, or by reputable overnight courier service), (ii) the date of the telecopy transmission (provided the confirmation mailing was sent as provided herein), or (iii) on the date of receipt if sent by the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the Persons designed above to receive copies, if any, shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

(k)          Severability. If a court of competent jurisdiction finds any provision of this Agreement to be invalid or unenforceable as to any Person or circumstance, such finding shall not render that provision invalid or unenforceable as to any other Person or circumstances. If feasible, any such offending provision shall be deemed to be modified to be within the limits of enforceability or validity; however, if the offending provision cannot be so modified, it shall be stricken and all other provisions of this Agreement in all other respects shall remain valid and enforceable.

(l)           Subsidiaries and Affiliates of Borrower. To the extent the context of any provisions of this Agreement makes it appropriate, including without limitation any representation, warranty or covenant, the word "Borrower" as used herein shall include all subsidiaries of such Borrower, if any. Notwithstanding the foregoing however, under no circumstances shall this Agreement be construed to require DIP Lender to make any DIP Loan, or other financial accommodation to any subsidiary or Affiliate of a Borrower.

(m)          Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties and their successors and assigns and shall inure to the benefit of DIP Lender, its successors and assigns. No Borrower shall, however, have the right to assign its rights under this Agreement or any interest therein, without the prior written consent of DIP Lender.

(n)          Survival. All warranties, representations, and covenants made by Borrowers in this Agreement or in any certificate or other instrument delivered by Borrowers to DIP Lender under this Agreement shall be considered to have been relied upon by DIP Lender and will survive the making of the DIP Loans and delivery to DIP Lender of the Related Documents, regardless of any investigation made by DIP Lender or on DIP Lender's behalf.

(o)          Time Is of the Essence. Time is of the essence in the performance of this Agreement.

(p)          Agency. Nothing in this Agreement shall be construed to constitute the creation of a partnership or joint venture between DIP Lender and Borrowers or any Person. DIP Lender is not an agent or representative of any Borrower. This Agreement does not create a contractual relationship with and shall not be construed to benefit or bind DIP Lender in any way with or create any contractual duties by DIP Lender to any contractor, subcontractor, materialmen, laborer, or any other Person other than Borrowers.

(q)          Merger. There shall be no merger of the interest or estate created by this Agreement or any Related Document with any other interest or estate in the Collateral at any time held by or for the benefit of DIP Lender in any capacity, without the written consent of DIP Lender.

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(r)          Indemnity. Whether or not the transactions contemplated hereby shall be consummated, each Borrower agrees to defend, protect and indemnify DIP Lender, its participants and each of their assigns, and each of their respective directors, officers, employees, affiliates and agents (collectively, "Indemnified Persons") from and against, and agrees to hold each such Indemnified Person harmless from, any and all losses, claims, damages, obligations, judgments, penalties, and liabilities and related costs and expenses, including, without limitation, counsel fees and expenses, incurred by such Indemnified Person arising out of any claim, action, suit, litigation, investigation or proceeding (whether or not such Indemnified Person is a party thereto), which may be imposed on, incurred by, or asserted against any Indemnified Person (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or in equity, or in contract or otherwise) in any manner relating to or arising out of this Agreement, the Related Documents, any Prepetition Document or any act, event or transaction related or attendant hereto or thereto, the making and the management of the DIP Loans or the use or intended use of the proceeds of the DIP Loans hereunder or the use of the proceeds of the credit provided under the Prepetition Documents; provided, however that such indemnity shall not apply to any such losses, claims, damages, or liabilities or related expenses determined by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Indemnified Person. The agreements of each Borrower in this subsection shall be in addition to any of the Indebtedness that such Borrower may otherwise have. All amounts due under this subsection shall be payable as incurred upon written demand therefor, shall be added to the Indebtedness of such Borrower and shall bear interest at the Default Rate, and shall be secured by the Collateral. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this subsection may be unenforceable because it is violative of any law or public policy, each Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all matters incurred by the Indemnified Persons. The provisions of and undertakings and indemnification set out in this Section shall survive the satisfaction and payment of the Indebtedness of Borrowers and the termination of this Agreement.

(s)          Waiver and Consents. DIP Lender shall not be deemed to have waived any rights under this Agreement or under the Related Documents unless such waiver is given in writing and signed by DIP Lender. No delay or omission on the part of DIP Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by DIP Lender of a provision of this Agreement shall not prejudice or constitute a waiver of DIP Lender's right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by DIP Lender, nor any course of dealing between DIP Lender and a Borrower, or between DIP Lender and any Guarantor, shall constitute a waiver of any of DIP Lender's rights or of any obligations of any Borrower or of any Guarantor as to any future transactions.

(t)          DIP Lender's Discretion. Whenever this Agreement requires either DIP Lender's consent, election, approval or similar action or otherwise vests in DIP Lender the authority to make decisions and/or determinations, such actions shall be made or withheld in DIP Lender's sole and absolute discretion, unless specifically provided otherwise and the granting of any consent, election, approval or similar action by DIP Lender in any instance shall not constitute continuing consent, election, approval or similar action in subsequent instances where such is required.

(u)          Payments Set Aside. To the extent that any Borrower makes a payment or payments to DIP Lender or DIP Lender enforces its Security Interest or exercises its rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

(v)         Waiver of Demand. Demand, presentment, protest and notice of nonpayment. are hereby waived by each Borrower, except as otherwise expressly provided herein

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(w)         Conflict of Terms. Except as otherwise expressly provided in this Agreement and except as otherwise expressly provided in the Related Documents by specific reference to the applicable provision of this Agreement, if any provision in this Agreement is in conflict with, or inconsistent with, any provision in the Related Documents, the provision in this Agreement shall govern and control.

(x)          Counterparts. This Agreement and all Related Documents may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

(y)          Waiver of Jury Trial. DIP LENDER AND EACH BORROWER WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (i) UNDER THIS AGREEMENT OR ANY RELATED DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT OR (ii) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER AGREES THAT IT WILL NOT ASSERT ANY CLAIM AGAINST DIP LENDER OR ANY OTHER PERSON INDEMNIFIED UNDER THIS AGREEMENT ON ANY THEORY OF LIABILITY FOR SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES. EACH BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS AGREEMENT, AND EACH BORROWER AGREES TO ITS TERMS.

Section 6.4           Administrative Borrower. Each Borrower hereby irrevocably appoints Global Axcess as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until DIP Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide DIP Lender with all notices with respect to DIP Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain DIP Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Borrower hereby jointly and severally agrees to indemnify DIP Lender and hold DIP Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against DIP Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of DIP Lender's relying on any instructions of the Administrative Borrower.

Section 6.5           Termination. Notwithstanding anything to the contrary contained in this Agreement, any obligations of DIP Lender under this Agreement and the other Related Documents shall terminate immediately upon the "Termination Date" (as defined in the then applicable Financing Order).

[signature pages follow]

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BORROWERS:

global axcess corp.
nationwide money services Inc.
nationwide ntertainment services, Inc.
eft integration, Inc.

By:	/s/ David Bagley
Name:	David Bagley
Title:	Chief Operating Officer

Signature Page to Debtor-In-Possession Loan Agreement

DIP LENDER:

FIFTH THIRD BANK

By:	/s/ Steven J. Englehart
Name:	Steven J. Englehart
Its:	Vice President

Signature Page to Debtor-In-Possession Loan Agreement

2

DEBTOR-IN-POSSESSION LOAN AGREEMENT
LIST OF EXHIBITS AND SCHEDULES

Exhibit A	Closing Checklist

Exhibit B	Budget

Exhibit C	DIP Revolver Note

Exhibit D	DIP Term A Note

Exhibit E	DIP Term B Note

Schedule 2.1(a)	Subsidiaries; Partnership Agreements; Joint Venture Agreements

Schedule 2.1(h)	General List and Description of Security Interests, Claims and Other Encumbrances

Schedule 2.1(j)	Litigation, Proceedings, Suits, Actions, or Claims

Schedule 2.1(p)	Places of Business, Chief Executive Office, and Location of Records

Schedule 3.1(s)	Sale Covenants

Schedule 3.2	Permitted Indebtedness

Exhibit A

[See Attached]

Exhibit B

[See Attached]

Exhibit C

[See Attached]

Exhibit D

[See Attached]

Exhibit E

[See Attached]

Schedule 2.1(a)

Subsidiaries; Partnership Agreements; Joint Venture Agreements

Nationwide Money Services, Inc., Nationwide Ntertainment Services, Inc. and EFT Integration, Inc. are wholly owned subsidiaries of Global Axcess Corp.

The Borrowers have no other subsidiaries.

Schedule 2.1(h)

General List and Description of Security Interests, Claims, and Other Encumbrances

General List and Description of Security Interests, Claims and Other Encumbrances

[Attached]

Schedule 2.1(j)

Litigation, Proceedings, Suits, Actions, or Claims

Gomez, Andres v. Sedano’s Market, Inc. – demand from Sedano’s Management, Inc. that Nationwide Ntertainment Services, Inc. defend and indemnify Sedano’s Market, Inc. in connection with this lawsuit filed 6/17/13 in the US District Court for the Southern District of Florida, case number 1:13-cv-22155-KMM (class action on behalf of Andres Gomez and all visually impaired persons who have been excluded from the use of DVD rental machines at any grocery store owned or operated by Sedano’s)

Schedule 2.1(p)

Places of Business, Chief Executive Office, and Location of Records

7800 Belfort Parkway, Suite 165

Jacksonville, FL 32256

506 East Rusk Street

Jacksonville, TX 75766

706 East Rusk Street

Jacksonville, TX 75766

2540 Morningside Drive

W. Columbia, SC 29169

Schedule 3.1(s)

Sale Covenants

(a) On or before August 6, 2013 Borrowers shall file one or more sale motions with the Bankruptcy Court seeking approval of the sale of substantially all of the assets of Borrowers (the "Sale") and seeking approval of bidding procedures, in each case, in form and substance acceptable to DIP Lender;

(b) On or before August 16, 2013, Borrowers shall obtain one or more Bankruptcy Court orders approving the bidding procedures for the Sale, which procedures shall be in form and substance satisfactory to DIP Lender;

(c) On or before September 4, 2013, Borrowers shall conduct one or more auctions for the sale of all or substantially all of Borrowers' assets;

(d) On or before September 6, 2013, Borrowers shall obtain one or more orders of the Bankruptcy Court approving the sale of all or substantially all of Borrowers' assets, which sale order shall be in form and substance acceptable to DIP Lender; and

(e) On or before September 27, 2013, Borrowers shall consummate one or more sales of substantially all of Borrowers' assets, on terms and conditions satisfactory to DIP Lender.

Schedule 3.2

Permitted Indebtedness

Attached